Exhibit 96.2

SEC Technical Report Summary Initial Assessment Wodgina Western Australia Effective Date: December 31, 2022 Report Date: February 14, 2023
Report Prepared for Albemarle Corporation 4250 Congress Street Suite 700 Charlotte, North Carolina 28209
Report Prepared by SRK Consulting (U.S.), Inc. 999 Seventeenth Street, Suite 400 Denver, CO 80202 SRK Project Number: USPR000574

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page ii

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page iii

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page iv

23.1 Recommended Work Programs	95
24 References	96
25 Reliance on Information Provided by the Registrant	97
Signature Page	98
List of Tables
Table 1-1: Wodgina Summary Mineral Resources as of December 31, 2022 by SRK Consulting (U.S.), Inc.    11
Table 3-1: Land Tenure Table    18
Table 3-2: Summary Royalty and Liabilities.    19
Table 5-1: Ownership History of the Wodgina Property    24
Table 7-1: Recent Drilling Campaigns on the Wodgina Property    41
Table 8-1: Elements, Units and Detection Limits for Analyses Conducted by Nagrom Laboratory    53
Table 11-1: Variography Parameters for the 2020 Resource Block Model    77
Table 11-2: Assigned Bulk Density in Resource Block Model    78
Table 11-3: Wodgina Summary Mineral Resources as of December 31, 2022 by SRK Consulting (U.S.), Inc.    82
Table 25-1: Reliance on Information Provided by the Registrant    97

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page v

List of Figures
Figure 3-1: Location Map of the Wodgina Property, Western Australia, Australia    15
Figure 3-2: Wodgina Property Tenure Map    16
Figure 4-1: Oblique Aerial View of the Wodgina Camp Looking South to the Minesite    20
Figure 4-2: Regional Road and Rail Infrastructure    21
Figure 6-1: Regional Geology Map    26
Figure 6-2: Local Geology Map of the Wodgina Pegmatite District    28
Figure 6-3: Wodgina Property Geology Map    30
Figure 6-4: Wodgina Outcropping Pegmatite Example, Visible Spodumene Crystals    34
Figure 6-5: Wodgina Pegmatite Grey White Spodumene Crystals (Specimen Around 30 cm Long)    35
Figure 6-6: Long-Section from Northeast to Southwest across the Main Portion of the Deposit    35
Figure 6-7: Generalized Stratigraphic Column from the Cassiterite Pit    36
Figure 6-8: Generalized Stratigraphic Column Through Cassiterite Pegmatite Dike    37
Figure 7-1: Magnet Drilling Hydro 150 Drilling RC in the Cassiterite Pit (During 2008)    40
Figure 7-2: Atlas Copco D65 Drill Rig    41
Figure 7-3: GAM Sample Preparation Flow Sheet    45
Figure 7-4: Southeast Looking Oblique Section showing Drilling Colored by Li2O Grade and Geological Model on the Wodgina Property.    46
Figure 7-5: Drillhole Locations of Noted Groundwater    48
Figure 7-6: Groundwater Monitoring Locations    50
Figure 7-7: Pit Geotechnical Hazards    51
Figure 7-8: Plan Map of the Wodgina Property Showing All Drillhole Traces    52
Figure 8-1: CRM AMISO339 Control Performance Chart - Li2O (%)    55
Figure 8-2: CRM AMISO340 Control Performance Chart - Li2O (%)    56
Figure 8-3: CRM AMISO343 Control Performance Chart - Li2O (%)    57
Figure 11-1: Plan View Map of the Wodgina Lithology Model (Overburden and Fill Removed)    62
Figure 11-2: Regional Structural Geology Interpretation    63
Figure 11-3: Schematic Structural Cross Section in the Wodgina Area    64
Figure 11-4: Cassiterite Pit Structural Interpretation    65
Figure 11-5: Cross Section of Wodgina Geological Model    66
Figure 11-6: Differing Elemental Behavior between the Cassiterite and North Hill Areas    68
Figure 11-7: Histograms of (L) Log Raw Sample Length and (R) Composite Length    69
Figure 11-8: Log Probability for Li2O in Pegmatites    70
Figure 11-9: Summary Descriptive Statistics by Logged Lithology Type    71
Figure 11-10: Box and Whisker Plots for Li2O for (L) all Lithologies and (R) Pegmatite Domains    72

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page vi

Figure 11-11: Histogram of Li2O Distribution for (L) Schist-Hosted and (R) Metasediment-Hosted Pegmatites    73
Figure 11-12: Modeled Semi-Variogram for Li2O in the Metasedimentary Domain    74
Figure 11-13: Modeled Semi-Variogram for Li2O in the Schist Domain    74
Figure 11-14: Modeled Semi-Variogram for Fe in the Metasedimentary Domain    75
Figure 11-15: Modeled Semi-Variogram for Fe in the Schist Domain    75
Figure 20-1: Adjacent Mining to the Wodgina Property    92

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page vii

List of Abbreviations
The metric system has been used throughout this report. Tonnes are metric of 1,000 kg, or 2,204.6 lb. All currency is in U.S. dollars (US$) unless otherwise stated.

Abbreviation	Unit or Term
A	ampere
AA	atomic absorption
A/m2	amperes per square meter
°C	degrees Celsius
CoG	cut-off grade
cm	centimeter
cm2	square centimeter
cm3	cubic centimeter
cfm	cubic feet per minute
ConfC	confidence code
CRec	core recovery
°	degree (degrees)
dia.	diameter
g	gram
g/t	grams per tonne
ha	hectares
ICP	induced couple plasma
IDW2	inverse-distance squared
IDW3	inverse-distance cubed
kg	kilograms
km	kilometer
km2	square kilometer
kt	thousand tonnes
kt/d	thousand tonnes per day
kt/y	thousand tonnes per year
kV	kilovolt
kW	kilowatt
kWh	kilowatt-hour
kWh/t	kilowatt-hour per metric tonne
L	liter
L/sec	liters per second
L/sec/m	liters per second per meter
LOI	Loss On Ignition
LoM	Life-of-Mine
m	meter
m2	square meter
m3	cubic meter
mamsl	meters above mean sea level
mg/L	milligrams/liter
mm	millimeter
mm2	square millimeter
mm3	cubic millimeter
Mt	million tonnes
Mt/y	million tonnes per year
MTW	measured true width

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page viii

MW	million watts
m.y.	million years
%	percent
ppm	parts per million
QA/QC	Quality Assurance and Quality Control
RC	rotary circulation drilling
RoM	Run-of-Mine
RQD	Rock Quality Description
SEC	U.S. Securities and Exchange Commission
sec	second
SG	specific gravity
t	tonne (metric ton) (2,204.6 pounds)
t/h	tonnes per hour
t/d	tonnes per day
t/y	tonnes per year
TSF	tailings storage facility
V	volts
VFD	variable frequency drive
W	watt
XRD	x-ray diffraction
y	year

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 9
1Executive Summary
This report was prepared as an Initial Assessment-level (IA) Technical Report Summary (TRS) in accordance with the Securities and Exchange Commission (SEC) S-K regulations (Title 17, Part 229, Items 601 and 1300 until 1305) for Albemarle Corporation (Albemarle) by SRK Consulting (U.S.), Inc. (SRK) on the Wodgina Mine asset (Wodgina).
This TRS represents an update from the previous TRS with changes due to mining depletion. The resource block model, mineral resource economic pit, and cut-off grade economic assumptions remain unchanged from December 2021. SRK chose a conservative approach using previous cost and commodity prices. The previous report was "SEC Technical Report Summary, Initial Assessment, Wodgina Western Australia. Amended Date December 16, 2022”. The operation re-started mining activities in mid-2022 with continued ramp up in operational capacity. The basis of the report is unchanged, though the Qualified Person (QP) notes on-going technical work programs remain in-progress. A summary of the changes is provided in Chapter 2.2.
1.1Property Description (Including Mineral Rights) and Ownership
The Wodgina property lies approximately 110 kilometers (km) south-southeast (S-SE) of Port Hedland, Western Australia between the Turner and Yule Rivers. The area includes multiple prominent ridges up to 180 m above mean sea level (mamsl) surrounded by plains and lowlands. The center of the property is located at Mount Cassiterite - 21° 11' 25"S, 118° 40' 25"E (World Geodetic System [WGS] 1984).
The property tenure is held under the joint venture of Albemarle Wodgina Pty Ltd. and Wodgina Lithium Pty Ltd. with ownership structure of 60% Albemarle Corporation and 40% Mineral Resources Ltd. (MRL). The operating joint venture entity is known as MARBL.
1.2Geology and Mineralization
The Wodgina pegmatite deposits (including the historical Wodgina, Mount Cassiterite (Cassiterite), and Mount Tinstone (Tinstone) pits) are hosted within the Paleoarchean East Strelley Greenstone Belt in the Pilbara Craton of Western Australia, Australia.
The property is located within the Wodgina Pegmatite District. This pegmatite district is entirely hosted in the eastern limb of the Wodgina greenstone belt along the southern portion of the Wodgina-Strelley lineament. This greenstone belt is a north-northeast (N-NE) plunging synform separating the Yule and Carlindi granitoid complexes within the Central zone of the Pilbara Craton.
The Cassiterite pegmatite group is classified as a rare element albite-spodumene type pegmatite. Spodumene (LiAlSi2O6) is the primary lithium-bearing mineral. It is a massive to weakly layered pegmatite with comb-textured megacrystic microcline and spodumene with aplitic layers often displaying pseudo-gneissic banding. Unlike many other Pilbara Craton pegmatite bodies, the Cassiterite pegmatites tend not to display internal structure such as mineralogical layering or banding. Lithium-bearing minerals are predominantly spodumene and lepidolite. Prior to focusing on lithium production, the Cassiterite deposit was exploited for tantalum-bearing wodginite and cassiterite with subordinate maganocolumbite and manganotantalite with associated microcline alteration (Huston, et al., 2001). Other significant minerals include spessartine (Mn aluminosilicate garnet), elbaite (Na-Li alumino-boro-silicate tourmaline), and native Bi.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 10
1.3Status of Exploration, Development and Operations
During May 2022, MARBL re-started operations at Wodgina. In addition to mining and processing ore from the Cassiterite pit, additional technical work programs have been initiated onsite. These include resource drilling, analyses, and updated geological modeling. Work is on-going at Wodgina to address the technical confidence in the Cassiterite lithium deposit.
For the purposes of this TRS, historical resource data, including the 2020 resource block model, is used to support the Mineral Resource statement with resource depletion calculated based on December 31, 2022 site topography. The resource block model, mineral resource economic pit, and cut-off grade economic assumptions remain unchanged from the previous TRS.
1.4Mineral Resource Estimates
Mineral resources are updated as of December 31, 2022 by SRK, as summarized in Table 1-1. Differences between the previous Mineral Resource statement are due to mining depletion during the second half of 2022.
As the project-level is currently considered at an Initial Assessment-level, the property contains no mineral reserves.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 11
Table 1-1: Wodgina Summary Mineral Resources as of December 31, 2022 by SRK Consulting (U.S.), Inc.

Category	100% Tonnes (Mt)	Attributable Tonnes (Mt)	Li2O (%)	Cut-Off (% Li2O)	Mass Yield	100% Concentrate Tonnes at 6.0% Li2O (Mt)	Attributable Concentrate Tonnes at 6% Li2O (Mt)	100% Li Metal in Concentrate (Kt)	Attributable Li Metal in Concentrate (Kt)
Indicated	21.0	12.6	1.36	0.5	14.7%	3.1	1.9	86.2	51.7
Inferred	163.9	98.3	1.12	0.5	12.1%	19.9	11.9	554.3	332.6
Source: SRK, 2023
Notes:
• The Summary mineral resources attributable tonnes reflect Albemarle’s 60% ownership percentage in the Wodgina project.
• The effective date for this mineral resource is December 31, 2022. All significant figures are rounded to reflect the relative accuracy of the estimates.
• Tonnages are presented as million metric tonnes (Mt) with lithium oxide (Li2O) grades presented as percentages.
• The mineral resource estimate has been classified in accordance with SEC S-K 1300 guidelines and definitions.
• Mineral resources on the Wodgina property are contained within the Cassiterite Deposit which comprises the historically mined Cassiterite pit and undeveloped North Hill area.
• Mineral resources are not Mineral Reserves and do not have demonstrated economic viability. Inferred mineral resources have a high degree of uncertainty as to their economic and technical feasibility. It cannot be assumed that all or any part of an Inferred mineral resources can be upgraded to Measured or Indicated mineral resources.
• Metallurgical recovery of lithium has been estimated on a block basis at a consistent 65% based on documentation from historical plant production.
• To demonstrate reasonable prospects for economic extraction of mineral resources, a cut-off grade of 0.5% Li2O is applied to material contained within an economic pit shell based on 65% recoverability assumption, long-term price assumptions of US$584 per tonne (t) at mine gate, variable mining costs averaging US$3.40/t, processing costs and G&A costs totaling US$23/t.
• The mineral resources are constrained by an economic pit shell using an overall 43° pit slope angle, 0% mining dilution, and 100% mining recovery.
• There are no known legal, political, environmental, or other risks that could materially affect the potential development of the mineral resources based on the level of study completed for this property.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 12
1.5Conclusions and Recommendations
Wodgina is a large spodumene pegmatite deposit which is currently in the process of ramping up production after several years on care and maintenance. The geology of the site is relatively complex and features a number of challenges due to variations in structure, morphology, and mineralogy of the pegmatites. Such variability is common in spodumene pegmatites and is generally related to inherent structural complexity of host rocks, rheology of pegmatite intrusions, and the characteristics of various phases of pegmatite which commonly accompany lithium mineralization. SRK has considered all provided and validated data in developing a robust structural and lithological interpretation to best inform the mineral resources. The lack of sufficient foundation data to adequately characterize these aspects in certain portions of the project has been incorporated in the mineral resource classification. It is expected that risks in the geological interpretation and resources are likely to remain until extensive geological, mineralogical, and structural work has been finalized across the deposit, and that ongoing de-risking through closely spaced diamond core drilling is expected to be on-going as part of mining development.
The Wodgina property has an extensive operational history in products other than lithium. Despite this, lithium production is a relatively recent addition to Wodgina (effectively post-2016), with the majority of the lithium analytical data being generated or characterized from remnant historical tin/tantalum drilling samples. All data supporting the mineral resources was provided to SRK by MARBL, and exploration and development of Wodgina continues, with on-going work programs during 2022.
While Wodgina features extensive drilling and a long history of intermittent production, significant uncertainty associated with the deposit remains. SRK reflects these risks in the resource classification, and notes that the following additional work is recommended for the project going forward:
•Characterize the mineralogy and process recoverability of both the. Cassiterite and North Hill areas of Wodgina. SRK understands this to be ongoing in new drilling on the project at this time.
•Refine the 3D structural model for Wodgina pegmatite mineralization utilizing core drilling to collect accurate structural measurements and provide influence in updated geological modeling and resources.
•Characterize the recoverability and process for the existing tin/tantalum operation tailings, which have been noted to contain significant quantities of lithium.
•Robust ore control including closely spaced blasthole drilling and short-term planning should be considered to de-risk mining areas.
•The project should advance to pre-feasibility study (PFS) levels of development with the completion of additional technical study and re-interpretation for relevant modifying factors of the mineral resource.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 13
2Introduction
2.1Registrant for Whom the Technical Report Summary was Prepared
This Technical Report Summary was prepared in accordance with the SEC S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for Albemarle by SRK on the Wodgina property located in Western Australia, Australia. Albemarle has a 60% ownership in Wodgina with MRL retaining the remaining 40%. The joint venture operating entity is titled MARBL.
2.2Terms of Reference and Purpose of the Report
The quality of information, conclusions, and estimates contained herein are consistent with the level of effort involved in SRK’s services, based on i) information available at the time of preparation and ii) the assumptions, conditions, and qualifications set forth in this report. This report is intended for use by Albemarle and is subject to the terms and conditions of its contract with SRK and relevant securities legislation. The contract permits Albemarle to file this report as a Technical Report Summary with American securities regulatory authorities pursuant to the SEC S-K regulations, more specifically Title 17, Subpart 229.600, item 601(b)(96) - Technical Report Summary and Title 17, Subpart 229.1300 - Disclosure by Registrants Engaged in Mining Operations. Except for the purposes legislated under securities law, any other uses of this report by any third party are at that party’s sole risk. The responsibility for this disclosure remains with Albemarle.
The purpose of this Technical Report Summary is to report mineral resources as part of an initial assessment (IA). The IA is preliminary in nature, it includes Inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the IA will be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability.
The effective date of this report is December 31, 2022. This date corresponds with the latest topography and available validated drilling information incorporated into the technical work supporting the disclosure. This TRS represents an update from the previous years’ TRS. The previous report was "SEC Technical Report Summary, Initial Assessment, Wodgina Western Australia, Amended Date December 16, 2022”. The update includes mining depletion calculated from differences in digital topographic surveys of the property between end-of-year 2021 and end-of-year 2022. Differences in topographic volumes are due to mining activities onsite which commenced in May 2022.
2.3Sources of Information
This report is based, in part on internal company technical reports, previous studies, maps, published government reports, company letters and memoranda, and public information as cited throughout this report and listed in the References Section 24.
Reliance upon information provided by the registrant is listed in the Section 25, when applicable.
2.4Details of Inspection
Due to the global pandemic, no site inspection has been conducted on the property by Qualified Persons (QP). Future site visits are planned by QPs.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 14
2.5Qualified Person
This report was prepared by SRK Consulting (U.S.), Inc., a third-party firm comprising mining experts in accordance with § 229.1302(b)(1). Albemarle has determined that SRK meets the qualifications specified under the definition of qualified person in § 229.1300. References to the Qualified Person or QP in this report are references to SRK Consulting (U.S.), Inc. and not to any individual employed at SRK.
2.6Report Version Update
This Technical Report Summary is an update of a previously filed Technical Report Summary. The previous report was "SEC Technical Report Summary, Initial Assessment, Wodgina Western Australia. Amended Date December 16, 2022”, with the exception of the amendments noted in section 2.2. This report represents an IA as defined by SEC S-K 1300 definitions.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 15
3Property Description
3.1Property Location
The Wodgina property lies approximately 110 km S-SE of Port Hedland, Western Australia between the Turner and Yule Rivers. The area includes multiple prominent greenstone ridges up to 180 mamsl surrounded by granitic plains and lowlands. The center of the property is located at Mount Cassiterite - 21° 11' 25"S, 118° 40' 25"E (WGS, 1984).
The property tenure is held under the joint venture of Albemarle Wodgina Pty Ltd. and Wodgina Lithium Pty Ltd. with ownership structure of 60% Albemarle and 40% MRL. The joint company is known as MARBL. A location map of the Wodgina property is shown in Figure 3-1 and Figure 3-2.

Western
Australia
Wodgina Mine
Great Northern Hwy
95
Wodgina Mine Camp
Wodgina Mine
Great Northern Hwy
Wodgina Mine Site
Property Map
North
500m
(image courtesy Google Earth)
Google

Source: Modified after Google
Figure 3-1: Location Map of the Wodgina Property, Western Australia, Australia

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 16

Tyre Storage Area 1
Tyre Storage Area 2
Tyre Storage Area 3
Landfill
WWTF
Retention Sump
Beneficiation Plant
TSF3E
MINERAL RESOURCES
WODGINA LITHIUM PROJECT PREMISE MAP
Legend
Prescribed Premise
Tenements
Key Infrastructure
Scale @ A3: 1:33,000
Kilometers
P0091_D001_RevA
GDA2020
Map Date: 2/11/2021
Drawn By: lara-jane.holding@mrl.com.au
Reviewed By: David Swain

Source: MARBL, 2021
Figure 3-2: Wodgina Property Tenure Map

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 17
3.2Property Area
The leases covering the Wodgina property cover a total of 111.4 square kilometers (km2) (43 square miles) (DMP, 2021). This includes various tenement types of general purpose and mining leases, along with retention and miscellaneous licenses.
3.3Mineral Title, Claim, Mineral Right, Lease or Option Disclosure
The Wodgina property is located on Mining Lease M45/50, M45/353, and M45/887. These tenements are located within the Kariyarra native title claim and are subject to the Land Use Agreement dated March 2001 between the Kariyarra People and Gwalia Tantalum Ltd. (now the joint venture partners of Albemarle and MRL). All tenements are in good standing with the State government with no known impediments as of the effective date of this report (DMP, 2021). A list of the land tenure is available in Table 3-1.
Payment associated with tenement renewal to the State of Western Australia are:
•Mining Lease – AU$100 per hectare (ha), minimum AU$5,000
•General Purpose Lease – AU$17.90 per ha rent payment per annum
•Miscellaneous License – AU$17.90 per ha rent payment per annum

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 18
Table 3-1: Land Tenure Table

Tenement ID	Tenement Type	Survey status	Status	Holders	Grant Date (DD/MM/YYYY)	End Date (DD/MM/YYYY)	TENID	Area (ha)	Extract Date
G 4500269	General purpose lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	27/01/2005	28/01/2026	G 45/269	9.612	15/02/2023 12:00:00 AM
G 4500271	General purpose lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	27/01/2005	28/01/2026	G 45/271	9.3595	15/02/2023 12:00:00 AM
G 4500029	General purpose lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	18/07/1990	25/07/2032	G 45/29	9.6505	15/02/2023 12:00:00 AM
L 4500009	Miscellaneous license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	19/10/1984	03/07/2026	L 45/9	12.5	15/02/2023 12:00:00 AM
L 4500108	Miscellaneous license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	29/06/2001	28/06/2043	L 45/108	1560	15/02/2023 12:00:00 AM
L 4500093	Miscellaneous license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	25/03/1998	24/03/2028	L 45/93	134.9	15/02/2023 12:00:00 AM
L 4500105	Miscellaneous license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	01/06/2001	31/05/2043	L 45/105	1682	15/02/2023 12:00:00 AM
L 4500058	Miscellaneous license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	09/12/1988	08/12/2023	L 45/58	95	15/02/2023 12:00:00 AM
L 4500064	Miscellaneous license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	18/05/1990	17/05/2025	L 45/64	1	15/02/2023 12:00:00 AM
M 4500365	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	02/10/1988	09/10/2030	M 45/365-I	206.6	15/02/2023 12:00:00 AM
M 4500254	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	19/10/1987	28/10/2029	M 45/254	77.97	15/02/2023 12:00:00 AM
M 4500353	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	15/05/1988	18/05/2030	M 45/353	35.395	15/02/2023 12:00:00 AM
M 4500888	Mining Lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	22/03/2001	21/03/2043	M 45/888	12.755	15/02/2023 12:00:00 AM
M 4500049	Mining Lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	28/06/1984	03/07/2026	M 45/49	85.95	15/02/2023 12:00:00 AM
M 4500886	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	22/03/2001	21/03/2043	M 45/886	6.81	15/02/2023 12:00:00 AM
M 4500887	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	22/03/2001	21/03/2043	M 45/887-I	30.575	15/02/2023 12:00:00 AM
M 4500383	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	05/07/1988	11/07/2030	M 45/383-I	110.6	15/02/2023 12:00:00 AM
M 4500925	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	26/03/2001	25/03/2043	M 45/925-I	612.55	15/02/2023 12:00:00 AM
M 4500950	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	11/07/2001	10/07/2043	M 45/950-I	677.8	15/02/2023 12:00:00 AM
M 4500381	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	05/07/1988	11/07/2030	M 45/381	287.65	15/02/2023 12:00:00 AM
G 4500290	General purpose lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	22/01/2010	21/01/2031	G 45/290	9.945	15/02/2023 12:00:00 AM
G 4500270	General purpose lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	27/01/2005	28/01/2026	G 45/270	9.043	15/02/2023 12:00:00 AM
L 4500441	Miscellaneous license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	21/11/2018	20/11/2039	L 45/441	0.82	15/02/2023 12:00:00 AM
L 4500443	Miscellaneous license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	05/11/2018	04/11/2039	L 45/443	196.405	15/02/2023 12:00:00 AM
L 4500451	Miscellaneous license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	05/02/2019	04/02/2040	L 45/451	1.674	15/02/2023 12:00:00 AM
L 4500437	Miscellaneous license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	11/04/2018	10/04/2039	L 45/437	733.23	15/02/2023 12:00:00 AM
L 4500452	Miscellaneous license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	05/02/2019	04/02/2040	L 45/452	5.992	15/02/2023 12:00:00 AM
M 4500050	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	28/06/1984	03/07/2026	M 45/50-I	364.5	15/02/2023 12:00:00 AM
M 4500382	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	05/07/1988	11/07/2030	M 45/382	58.24	15/02/2023 12:00:00 AM
M 4500924	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	26/03/2001	25/03/2043	M 45/924-I	520.1	15/02/2023 12:00:00 AM
M 4500949	Mining lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	11/07/2001	10/07/2043	M 45/949	804.15	15/02/2023 12:00:00 AM
G 4500291	General purpose lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	22/01/2010	21/01/2031	G 45/291	9.677	15/02/2023 12:00:00 AM
G 4500321	General purpose lease	Surveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	05/10/2011	04/10/2032	G 45/321	296.55	15/02/2023 12:00:00 AM
R 4500004	Retention license	Unsurveyed	Live	Albemarle Wodgina Pty Ltd; Wodgina Lithium Pty Ltd	21/07/2017	20/07/2027	R 45/4	2469	15/02/2023 12:00:00 AM
Source: DMP, 2023

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 19
3.4    Mineral Rights Description and How They Were Obtained
Mineral rights were obtained by the registrant through a joint venture agreement (JV) in 2018 between Albemarle Corporation and Mineral Resources Ltd when the registrant acquired a 60% interest in the Wodgina property to form the JV MARBL.
The mining lease tenements are retained through meeting the requirements set forth by the State of Western Australia, Department of Mines and Petroleum (DMP). Renewal applications are met for 12-month periods by providing justification to the DMP for reasons of renewal with accompanying rent payments.
3.5    Encumbrances
SRK has relied upon the legal information regarding title provided by Albemarle, as noted in section 25, and is unaware of any encumbrances upon the Wodgina property.
3.6    Other Significant Factors and Risks
SRK is unaware of any significant factors or risks that may affect property access, title, or the right to perform work on the Wodgina property.
3.7    Royalties or Similar Interest
Table 3-2 represents the royalty and liabilities in-place for the Wodgina property.
Table 3-2: Summary Royalty and Liabilities.

Royalties/Liability	Details of Amounts Payable
Mine Rehabilitation Fund (MRF) Funding for Closure including payment offset obligations	Annual MRF levy US$157,093.76 (1% of the liability according to the MRF) Based on 653.46 ha disturbance and 242.32 ha rehabbed
Royalties payable under Pastoral and Native Title Agreements
US$450,000 per annum payment owed to the Kariyarra People’s Trust (pursuant to Land Use Agreement for Wodgina Mine between the Kariyarra People and Gwalia Tantalum Pty Ltd dated 8 March 2001)
We did not identify a royalty fee for the Wallareenya pastoral lease.

Royalties payable under Global Advanced Metals (GAM) Agreement
Royalties owed by Wodgina Lithium Pty Ltd (WLPL) to GAM:
M 45/381 (WLPL to pay 1.75% royalty to GAM).
M 45/382 M 45/383 M 45/886 (WLPL to pay 1.75% royalty to GAMG).
Clause 2 of the Lithium Royalty Deed dated 8 September 2016 between Global Advanced Metals Wodgina Pty Ltd (GAMW), GAMG and Global Advanced Metals (GAM) provides that the Royalty payable by the Grantor (GAMW) to the Grantee (GAMG) will be 1.75% on Gross Revenue (in relation to lithium extracted and recovered from processing the tailings extracted from the tailings dam situated on the dam or reservoir situated on the area the subject of the tenements) in respect of each Royalty Period (30/6, 30/9, 31/12, 31/3).

Source: Personal Communication – MRL, 2021

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 20
4Accessibility, Climate, Local Resources, Infrastructure and Physiography
The Wodgina property lies approximately 110 km south-southeast of Port Hedland, Western Australia between the Turner and Yule Rivers. The area includes multiple prominent greenstone ridges up to 180 mamsl surrounded by granitic plains and lowlands. The center of the open cut mine at Mount Cassiterite is located at the latitude and longitude of -21° 11' 25"S, 118° 40' 25"E.
4.1Topography, Elevation and Vegetation
The topography onsite varies between 150 mamsl and 330 mamsl (500 ft and 1,100 ft) and is described as rolling hills and valleys. The vegetation onsite is considered a combination of grassland with spare shrubs with predominant species being Triodia basedowii and Triodia schinzii. The general topography and site elevation is illustrated in Figure 4-1.

Source: Atlas Iron Ore, 2021
Figure 4-1: Oblique Aerial View of the Wodgina Camp Looking South to the Minesite

4.2Means of Access
The property is accessible via National Highway 95 to the Wodgina camp road. All roads to site are sealed bitumen. The nearest large regional airport is in Port Hedland which also hosts an international deep-water port facility. A site dedicated all-weather airstrip is located onsite capable of landing A320 jet aircrafts. Regional infrastructure is shown in the map presented as Figure 4-2.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 21
Source: Modified after MRL, 2018
Figure 4-2: Regional Road and Rail Infrastructure

4.3Climate and Length of Operating Season
The climate of the Wodgina property is categorized as a hot desert climate characterized by hot summers (average 40º to 45º Celsius (ºC) and mild winters (average 20ºC). The majority of precipitation occurs during the summer months, with annual averages around 300 millimeters (mm) per year (DPIRG, 2021).
Due to the hot to mild climate of the area, the Wodgina property maintains a year-round operating season.
4.4Infrastructure Availability and Sources
The Wodgina property has year-round availability of infrastructure; a water bore field, a natural gas pipeline, an accommodation camp, sealed road access, and a dedicated airstrip able to service A320 jets.
The property is in operation as of May 2022, with on-going ramp up of mining and processing activities. Equipment, infrastructure, and assets at the Wodgina property including the following:
•Three stage crushing plant capable of sustaining 5.65 million tonnes per annum (Mt/y) of ore feed to the Spodumene concentration plant

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 22
•Administrative and office buildings
•750-room accommodation camp on the property
•81 km long, 10-inch gas pipeline to site
•32 each 2-megawatt (MW) gas gensets for a total power station size of 64 MW
•Three mature and reliable water bore fields with minimal contaminant removal required
•All weather airstrip capable of landing A320 jet aircraft
•Extension of TSF3 for future tailing storage
4.4.1Water
Water is obtained from three dedicated water bore fields located on the property.
A series of monitoring bores are installed around the toe of the Eastern Waste Landform (EWL). These monitoring bores require monthly reporting on water levels and quarterly reporting on ambient groundwater quality and will continue to be monitored for any analytical signs that acid production is occurring within the waste landform.
Groundwater data for the EWL monitoring bores is only in its infancy for WLPL, monitoring was conducted from September 2017 through closure of the operation in November 2019. Data collected from these monitoring bores in the last year of the operation has been compared against Australian and New Zealand Environment and Conservation Council’s (ANZECC) livestock drinking water guidelines. The only exceedance reported with respect to these guidelines was for total dissolved solids (TDS), which is consistent with the natural variation in the area.
4.4.2Electricity
The Wodgina property has a dedicated 10-inch natural gas pipeline which runs from the Pilbara Energy pipeline to the property. The pipeline feeds the site power station which consists of 32 generator sets sized at 2 MW each with a total capacity of 64 MW. The natural gas pipeline was upgraded from 4-inch to 10-inch pipe in 2019.
4.4.3Personnel
The Wodgina property maintains a 750-room accommodation camp located on-site. Personnel access the camp via sealed highway or the on-site airstrip servicing a fly-in fly-out (FIFO) workforce based in a larger population area such as Perth.
4.4.4Supplies
The Wodgina property is supplied via road access on well-maintained roadways or via the on-site airstrip.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 23
5History
The Wodgina pegmatite deposits were discovered in 1902. Since then, the pegmatite-hosted deposits have been mined for tin, tantalum, beryl, and lithium. Tantalum production began in 1905, with most early production sourced from alluvial and eluvial deposits.
Tantalite was discovered on the property in 1901 by Francis and William Michell, who subsequently mined 70 t of ore between 1905 and 1909. In the early part of the twentieth century, tantalite was a rare commodity, and despite its remoteness, Wodgina supplied most of the world's tantalite. In the early years of mining, the ore was carted by camel to the coast for export. Tantalite Ltd was formed by Lady Deborah V. Hackett-Moulden and N.S. Young. Tantalite Ltd mined the site between 1925 to 1943, exporting tantalite ore concentrate mainly to the United States.
In 1943, the mine was taken over by the Australian Government as part of its wartime effort. Tantalite concentrate continued to be exported to the United States, and in addition, during this period beryl was exported. In 1927, geologist E.S Simpson had identified large masses of cesium bearing white beryl at the northern end of the pegmatite.
After World War II, Tantalite Ltd continued to operate the mine; however, by 1953, it had run out of funds, and the mine was sold to Northwest Tantalum Ltd. This company found the property to be uneconomic and relinquished the lease by 1957. Between 1957 and 1963, the mine was operated by prospector L.J. Wilson. In 1963, the mine was purchased by J.A. Johnson and Sons Pty Ltd, by Avela in 1967, and by Goldrim Mining in 1968. Goldrim formed a partnership with Goldfield Corp (New York) and Chemalloy Minerals Ltd (Toronto).
The investigations into the pegmatite by this last JV discovered the new species Wodginite. Mining occurred sporadically until Goldrim formed a new partnership with Pan West Tantalum Pty Ltd, who began open pit mining at the site in 1989. By 1994, most of the pegmatite had been removed and mining ceased from the Wodgina pit.
The Mount Cassiterite pit operations were established in 1989 and progressively expanded during the 1990s. A major expansion in 2002 increased the mine's capacity to 635 t of tantalum pentoxide (Ta2O5) per annum. The mining operation extracted tantalum bearing pegmatite ores from the Mount Cassiterite and Tinstone open pits. The ores were crushed, milled, and fed into the Wodgina plant's advanced gravity separation. A primary tantalum concentrate was produced at Wodgina, and then sent to the Greenbushes mining operation for secondary processing to produce on-specification, saleable tantalum products. The mine re-started operations in May 2022 after being on care and maintenance since 2019. The current owners of the Wodgina property are the JV MARBL.
5.1Previous Operations
The ownership of the Wodgina property has changed multiple time since initial mineralization discovery in 1902. Details of past owners have been compiled from various sources but remain incomplete and vague in terms of the details around ownership (Table 5-1).

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 24
Table 5-1: Ownership History of the Wodgina Property

Years	Owners
1901 - 1909	Francis and William Michell
1925 - 1943	Tantalite Ltd.
1943 - 1945	Australian Commonwealth government
1945 - 1953	Tantalite Ltd.
1953 - 1957	Northwest Tantalum Ltd.
1957 - 1963	L. J. Wilson
1963 - 1967	J.A. Johnson and Sons Pty Ltd.
1967	Avela
1968 - 1989	Goldrim Mining/Goldfield Corp
1989 - 2001	Goldrim and Pan West Tantalum Pty Ltd. JV
2001 - 2005	Sons of Gwalia
2005 - 2009	Talison Minerals
2009 - 2016	Global Advanced Metals (previously known as Talison Tantalum)
2016 - 2019	Mineral Resource Ltd.
2019 - present	MARBL (JV between Mineral Resource Ltd. and Albemarle Corp.)
Source: SRK, 2020 compiled from multiple publications.

5.2Exploration and Development of Previous Owners or Operators
There is no known documentation available related to historical exploration work on the property. There have been numerous governmental and academic studies on the occurrences of pegmatite, variable mineralogy, and mineralization in the Wodgina pegmatite district. Work has included regional scale mapping by the Geological Survey of Western Australia (GSWA, 2001), scientific publications from Geoscience Australia, and various technical studies by the multitude of operating companies.
Exploration and development history for the property includes a variety of owners with sporadic production of multiple products over the life of the Wodgina property. Due to the complex nature of production and limited historic data available, the following represents a high-level account of production history on the property:
•Pre-1945: Various Producers: The Wodgina main load produced 85 t of beryl
•Pre-1984: Various Producers: The Wodgina main load produced 269 t of tantalum and an inferred 44 t of niobium
•Global Advanced Metals (GAM)/Talison: Mining was focused on the Cassiterite pit area
oPrior to 1988: The Cassiterite pit area produced an estimated 308 t of tantalum, 193 t of tin, and 39 t of niobium
o1988 to 1994: Wodgina main load pit ceased operation
oLate 1990s into early 2000s: The Tinstone pit commenced production
o2001 to 2002: production of 442 t of Ta2O5 concentrate
o2008: Mine placed in care and maintenance
o2010 to 2011: Mining restarted
o2012: Mine placed in care and maintenance
•Mineral Resources Ltd. (MRL) operated the Cassiterite pit from April 2017 until November 2019
•MARBL was formed in late 2019, immediately placed on placed in care and maintenance then re-started production in mid-2022.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 25
6Geological Setting, Mineralization, and Deposit
6.1Regional, Local and Property Geology
6.1.1Regional Geology
The Wodgina pegmatite deposits (including the historical Wodgina main lode, Cassiterite, and Tinstone pits) are hosted within the Paleoarchean East Strelley Greenstone Belt in the Pilbara Craton of Western Australia, located approximately 100 km S-SE of Port Hedland (Cassiterite pit at 21° 11' 25"S, 118° 40' 25"E). The following summary of property regional geology is summarized below from Huston, et al., 2001, Sweetapple, 2000, Sweetapple & Collins, 2002, and Widenbar & Associates, 2018.
The Archean Pilbara Craton consists of large, domal, multiphase granitoid-gneiss complexes bordered by sinuous synformal to monoclinal greenstone belts. The greenstone belts range in age from approximately 3.56 to approximately 2.94 billion years (Ga), with the granitoids emplaced over a similar but slightly younger time span. Although, the supracrustal rocks are structurally complex, the primary stratigraphic units may be correlated between greenstone belts. The granitoid-greenstone terrane of the Pilbara Craton has been subdivided into tectonostratigraphic domains with boundaries defined by north northeast, south southwest (NNE-SSW) to northeast southwest (NE-SW) trending structural lineaments that regionally have a sinistral shear sense. The following lithotectonic units have been identified:
•East Pilbara granite-greenstone terrane
•Central Pilbara tectonic zone
•West Pilbara granite-greenstone terrane
At least seven episodes of granitic magmatism have been identified between 3.47 and 2.80 Ga. During this period, granitic magmatism became increasingly potassic and large ion lithophile element enriched, with increased compositional variability from tonalite-trondhjemite granodiorite to calc-alkaline and alkaline granite compositions due to cyclic crustal reworking and growth. Most of the granitoid-gneiss complexes have tectonic margins, with little evidence of contact metamorphism of adjacent supracrustal sequences. Granitic magmatism culminated with emplacement of a suite of 2.89 to 2.83 Ga granite plutons and a 2.76 Ga suite of small A-type granites and stocks of tourmaline rich S-type peraluminous granites. There is good spatial, geochemical, and geochronological evidence to link rare metal pegmatites in the Pilbara Craton with emplacement of the younger granite suite Sweetapple, et al., 2000. Figure 6-1 shows the regional geology map.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 26
Source: Sweetapple, 2000
Figure 6-1: Regional Geology Map

6.1.2Local Geology
The property is located within the Wodgina Pegmatite District. This pegmatite district is entirely hosted in the eastern limb of the Wodgina greenstone belt along the southern portion of the Wodgina-Strelly lineament. This greenstone belt is a north-northeast plunging synform separating the Yule and Carlindi granitoid complexes within Central zone of the Pilbara Craton (Figure 6-2).
The Wodgina greenstone belt consists of mafic-ultramafic volcanics, sedimentary, and intrusive rocks, including ultramafic komatiites, mafic basalt, clastic sedimentary rocks, banded iron formation (BIF), and cherts. All rocks within the belt have undergone greenschist to lower amphibolite facies metamorphism at relatively low pressures (Sweetapple and Collins, 2002). A younger leucocratic granitoid of the Numbana Monzogranite is present on the eastern margins of the Wodgina greenstone belt.
Structurally, the Wodgina greenstone belt forms the core of a north-plunging synform. The Wodgina property is located near the axis of the synform and near a left-lateral (sinistral) shear zone adjacent to the marginal leucocratic phase of the Numbana Monzogranite. It is composed principally of

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 27
interlayered mafic and ultramafic schists and amphibolite, with subordinate komatiite, clastic sediments, BIF, and chert. The komatiitic and metasedimentary units within the Wodgina area are tentatively correlated to the Kunagunarrina and Leilira Formations respectively.
Archean volcanic activity and sedimentation was followed by the intrusion of Archean granitic batholiths with consequent deformation and metamorphism of the sequence. Late-stage granitic intrusions resulted in the emplacement of simple and complex pegmatite sills and barren quartz veins.
A major regional shear zone separates the two main pegmatite groups of Wodgina main lode and Cassiterite. Both pegmatite groups have been emplaced syntectonically into fault/shear zones, with a predominantly reverse sense of movement. This emplacement has been related to a semi-concordant control of pegmatite distribution in both areas by F2 fold hinges and limbs. The Wodgina main lode pegmatite appears to be related to a major inclined fold hinge, while the pegmatites of the Cassiterite group appear to be sheets joined by a number of parasitic fold hinges. The pegmatites identified under the North Hill area are not yet characterized but may represent a transition between the two types observed on the property.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 28

LEGEND
Greenstone Lithologies
Metamorphosed chert, iron formation and pelitic units
Metamorphosed greywacke, sandstone and conglomerate
Metamorphosed basalt, tuff and agglomerate
Metamorphosed ultramafics
Granitoids 2.93-2.85 Ga.
Marginal leucocratic phase
Medium grained granite to monzogranite
NUMBANA MONZOGRANITE
Porphyritic granite to monzogranite
Older Complex
Migmatite and gneissic granodiorite
118° 40'
21° 10'
3d
West Wodgina Sn (Ta)
Referenda (Sn)
Chinaman's Hill Ta, Be
3g
Wodgina
3a
Ta (Cs)
Mt. Cassiterite
Ta, Sn
3b
Beryl pegmatite Be (Nb)
3c
Comet Sn
Neilsons Sn
3e
Stannum Sn, Be
Sn (Li)
Sifleetes Reward Sn
Mills Find Be
3f
Bright Star Sn
4
5
Numbana Be (Ta, Nb)
N
Symbols
Synformal fold axis
Antiformal fold axis
Fault, with sense of movement
Shear zone
Mills Find Be
Pegmatite field/ group with commodities
0 2 4 km

Source: Sweetapple and Collins, 2002
Figure 6-2: Local Geology Map of the Wodgina Pegmatite District

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 29
6.1.3Property Geology
The property geology has been broken into two primary areas:
•The Cassiterite area containing the mineral resources of the Cassiterite pit and the North Hill area. The current focus of mining activities.
•The historical production area of the Wodgina main lode pit located in the northern portion of the property.
There are distinct differences in whole rock geochemistry between the two different pegmatite suites (Sweetapple and Collins, 1998) (Figure 6-3). The Wodgina pegmatite has a higher niobium to tantalum ratio than Cassiterite, which has a higher tin to tantalum ratio. These differences are reflected in the two different tantalum mineral suites in each pegmatite group. Significant differences were also noted in the gallium and beryllium contents, which were enriched and depleted respectively, in the Wodgina main lode pegmatite relative to the Cassiterite pegmatite group. The mineral assemblages in both pegmatite groups have undergone a significant degree of subsolidus recrystallization (Sweetapple and Collins, 1998).

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 30
Source: Sweetapple, 2001
Figure 6-3: Wodgina Property Geology Map

Cassiterite Pegmatite Group
The Cassiterite pegmatites lie directly to the south of the Wodgina pegmatite group and cover an area of approximately 1.1 km x 0.8 km (Figure 6-3). They comprise a series of interlinked pegmatite sheets, dikes, and irregular offshoot structures, and in contrast to the Wodgina pegmatite group, have been emplaced within a thick formation of metasedimentary rocks, mostly composed of fine-grained psammite and thinly interbedded pelite with minor quartzite and chert (Sweetapple et al.,

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 31
2001). Immediately north of the Cassiterite pit, pegmatites have been intercepted from drilling hosted in amphibolite schist and generally display thicker individual pegmatite dikes with different chemistries than those observed and previously mined in the metasediments-hosted pegmatite sheets of the Cassiterite pit.
Within the Cassiterite pit, multiple sets of stacked pegmatite sheets occur, mostly 5 to 12 m thick, but ranging from 2 to 100 m and generally dipping 20 to 25°SE with localized 'roll-overs' dipping at 15 to 20°W to SW. These sheets are interconnected by near-vertical dikes that trend NW-SE and NE-SW, by irregular keel-like structures, and by thin stringers of pegmatite, all of which were emplaced at the same time. These pegmatite sheets were apparently syntectonically emplaced into a series of thrust faults that postdate at least two earlier deformation events identified by prominent cleavages and folding in the host metasedimentary rocks (Sweetapple and Collins, 2002).
Cassiterite pegmatite appear to have a primary mineralogy and texture characteristic of albite-spodumene-type pegmatites, including an abundance of albite and primary spodumene with subordinate K feldspar and minor muscovite in near homogeneous sheeted bodies. The pegmatite sheets display a massive to comb-textured internal structure which Sweetapple and Collins (2002) regard as also being characteristic of albite-spodumene type pegmatites (Ginzburg and Lugovski, 1977; Cerny, 1992), with minor aplitic and K feldspar-rich layering.
These sheets are mostly not zoned, with a mineralogy dominated by megacrystic spodumene and perthitic microcline in a matrix of fine- to medium-grained quartz, albite, and muscovite. Spodumene crystals are mostly aligned nearly perpendicular to the pegmatite contacts, typically exhibiting distinctive 'pull apart' structures. A weak zonation is evident as the development of finer grained border units, and occasional areas rich in microcline crystals.
Secondary assemblages, predominantly composed of fine-grained albite, variably overprint the assemblage outlined above in most areas of the pegmatite sheets. This alteration developed an accompanying pseudo-gneissic textured banding and syn-tectonic deformational textures. Cataclastic and proto-mylonitic textures are evident in places in the pegmatites. However, the micaceous minerals of the banding do not display a true schistosity, suggesting final crystallization of the pegmatite took place under hydrostatic stress conditions, after the termination of deformation association with emplacement (Sweetapple, 2000).
North Hill Pegmatite Group
The North Hill pegmatite group lies directly to the north of the Cassiterite group under the area known locally as North Hill. Details on the mineralogy, chemistry, and association of these pegmatites is largely unknown but may represent a continuum of pegmatite emplacement between Cassiterite and the Wodgina pegmatite group to the north. This group has been identified through drilling in the North Hill area with various interpretations of the geometry and continuity over the years. Because no structural data has been collected in the area, the orientation and thicknesses are largely speculative.
The North Hill pegmatite group is hosted in a primary schist lithology, though logging varies greatly in the area. It is unknown whether the host lithology is complex, or the historical data are merely unreliable. This pegmatite group generally exhibits lower Li2O grades than the Cassiterite group, along with displaying materially thicker drill intercepts than observed in the Cassiterite pit. Internal pegmatite banding and mineralogy is largely unknown as evaluation and exploration activities in this

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 32
group have been conducted by reverse circulation (RC) drilling methods with analyses focused on chemistry and not mineralogy. Trace geochemistry of the North Hill pegmatite group varies from the Cassiterite deposit located immediately to the south. It is inferred by MARBL that the primary Li mineralogy is spodumene. Although the general geochemistry of the area can be characterized by the current RC dominant drilling, deficiencies in the mineralogical characterization, metallurgical testwork, and other factors relevant to economic evaluations remain risks to the understanding of the viability of the pegmatites to support mining and processing in the North Hill area.
Wodgina Pegmatite Group
The Wodgina pegmatite group includes the Wodgina main lode pegmatite, plus several smaller pegmatites that are mostly subparallel to the main structure (Figure 6-3). They are characterized by an abundance of cleavelandite and/or sugary albite and are almost entirely hosted by variably foliated metakomatite. The Wodgina pit has historically exploited the Wodgina main lode pegmatite and associated secondary pegmatites for tantalum. The current economic focus on the property is for Li resources, whereas the Wodgina pegmatite group hosted Li as minor lepidolite and associated Li-bearing micaceous minerals.
The Wodgina main lode pegmatite is a sheeted dike that trends north-south, dips at 20 to 50° east (E), and cuts across the foliation of the host rock, which strikes north-south to NE-SW, and dips to the west. This pegmatite has a total strike length of approximately 1 km and varies from 5 to 40 m in thickness. However, most mining has been confined to the northern 500 m, where the pegmatite segments are thickest. Small offshoots of the pegmatite are subparallel to the foliation of the metakomatite host rocks.
The pegmatite postdates most of the deformation of the Wodgina greenstone belt and was apparently partially controlled by pre-existing folding and faulting. It is cut by late steeply dipping normal faults, while the northern end was disaggregated by later dip-slip faulting and late strike-slip shearing (Sweetapple et al., 2001). The northern portion of the pegmatite body has also been observed to be intruded around the hinge zone of an asymmetric fold, and its associated long limb (Sweetapple, 2000). While the pegmatite has a general easterly dip, it varies from a dike in the south, to a large bulbous mass with a saddle shape that pinches out rapidly into thin angular sheets in the north.
Although pegmatite zonation typical of highly fractionated pegmatites is not well developed in the Wodgina main lode, the zonation that is developed, takes the form of two main compositional assemblages in primary layers that subparallel contacts, as: 1) layers of massive cleavelandite (a variety of albite) with rare quartz, spessartine, and muscovite on both the footwall and hanging wall of the dike, and 2) a broad central unit of banded aplitic to granitic-textured medium to coarse grained albite-quartz-muscovite ± megacrystic perthitic microcline.
These assemblages are less regularly distributed on the northern end of the dike. The central bulbous section of the main dike contained a large irregular segregation of massive quartz up to 50 m wide and 60 m long. Ellis (1950) noted that the cleavelandite units appear to locally intrude the aplitic/granitic textured unit.
The marginal cleavelandite assemblage zones in the hanging wall and footwall are partially overprinted by a secondary fine-grained sugar-textured albite ± muscovite assemblage, and by lepidolite ± albite alteration of the micaceous aplitic-granitic textured unit. An intense 5 to 30

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 33
centimeter (cm) thick concentration of exomorphic mica was developed on the contacts with the wall rocks (Sweetapple, 2000). Hall (1988) notes discrete units rich in beryl, spodumene, and fluorite associated with these secondary overprints.
This tantalum mineralization is almost always within the massive cleavelandite units, commonly occurring in the core of radial aggregates of cleavelandite, and frequently as coarse skeletal-textured manganotantalite crystals clustered at the base of the hanging wall massive cleavelandite unit, suggesting precipitation and gravitational settling from that massive unit (Sweetapple, 2000).
The Wodgina main lode pegmatite is characterized by high-grade tantalum mineralization, and the presence of secondary lepidolite, or lithian muscovite, is consistent with it being an extremely fractionated pegmatite (Sweetapple et al., 2001). The primary cleavelandite and secondary albite units constitute approximately 78 volume percent of the pegmatite. The bulk composition of the pegmatite is more sodic and less silicic than most other rare metal pegmatites, consistent with the albite type of Cerny (1993). Other albite-enriched pegmatites close to the Wodgina main lode pegmatite are also considered to be of the albite type, as they have similar internal structure and modal mineralogy. Sweetapple and Collins (2002) suggest the low contents of rare alkali elements and volatile elements such as boron (B), phosphorus (P), fluorine (F), and higher magnesium (Mg) and iron (Fe) values than other rare metal pegmatites are most likely to be the result of extensive ion exchange with the metakomatite wall rock. The same authors suggest this and provide field evidence for the separation of a residual sodic melt enriched in lithophile elements escaping from crystallizing semi-consolidated albite-spodumene pegmatite sheets at Mount Cassiterite (Cassiterite) and appear to represent a regional zonation relationship.
6.2Mineral Deposit
The Cassiterite is the primary focus of this TRS and contains mineral resources. This pegmatite group is classified as a rare element albite-spodumene type pegmatite. Spodumene (LiAlSi2O6) is the primary lithium-bearing mineral. It is massive to weakly layered pegmatite with comb-textured megacrystic microcline and spodumene with aplitic layers often displaying pseudo gneissic banding. Unlike many other Pilbara Craton pegmatite bodies, the Wodgina and Cassiterite pegmatites tend not to display internal structure such as mineralogical layering or banding. Lithium minerals are predominantly spodumene and lepidolite with secondary tin (Sn) in microlite, and manganese (Mn) in tantalite and columbite calciotantite. Other significant minerals include spessartine (Mn aluminosilicate garnet), elbaite (Na-Li alumino-boro-silicate tourmaline), and native Bi.
Geochronological work at the Wodgina deposit using various dating techniques (Rb-Sr, K-Ar, and Pb/Pb SHRIMP) provide pegmatite emplacement dates around 2,800 mega annum (Ma). This timing and other relationships suggest the likely source for the Wodgina pegmatites to be the Numbana Monzogranite.
The pegmatites on the property have a semi concordant relationship to regional-scale parasitic folding (Sweetapple and Collins, 2002). Differences between the emplacement nature of the Wodgina and Cassiterite dikes appear to be controlled largely by the host rocks. The large discrete Wodgina main lode pegmatite is hosted in mafic-ultramafic sequence (metakomatite) compared to the smaller dike swarm at Cassiterite which is hosted within a metasedimentary (meta-arenite/psammite) sequence (Sweetapple, 2000). In addition to the main spodumene pegmatite dikes, smaller (less than 0.5 m thickness) veins and/or alternation of wall rock contain pegmatite-related

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 34
mineralogy of quartz-tourmaline-mica-albite-cassiterite. These secondary features often occupy parallel fractures adjacent to the main dike swarms.
At this time, individual pegmatites vary in strike length from approximately 200 to 400 m. The thinner near surface pegmatites vary from 10 to 30 m in thickness but vary locally from less than 2 m up to 35 m thick. The massive basal pegmatite varies from 120 to 200 m thick. The pegmatites intrude the mafic volcanic and meta-sedimentary host rocks of the surrounding greenstone belt.
The lithium in the Cassiterite pegmatites occur as 10 to 30 cm long grey, white spodumene crystals within medium grained pegmatites comprising primarily of quartz, feldspar, spodumene, and muscovite (Figure 6-4 and Figure 6-5). Typically, the spodumene crystals are oriented orthogonal to the pegmatite contacts. Some zoning of the pegmatites parallel to the contacts is observed, with higher concentrations of spodumene occurring close to the upper contact. In the massive basal pegmatite, the spodumene is distributed within fine-grained quartz, feldspar, spodumene, and muscovite matrix.

Source: MRL, 2018
Figure 6-4: Wodgina Outcropping Pegmatite Example, Visible Spodumene Crystals

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 35
Source: MRL, 2018
Figure 6-5: Wodgina Pegmatite Grey White Spodumene Crystals (Specimen Around 30 cm Long)

6.3Stratigraphic Column and Local Geology Cross-Section
Figure 6-6 shows a generalized long-section of the North Hill - Cassiterite area containing the extents of mineral resources on the property. The long section shows the transition from amphibolite schist-hosted Li-pegmatites to metasedimentary-hosted Li-pegmatites in the Cassiterite pit area.
Source: SRK, 2020
Figure 6-6: Long-Section from Northeast to Southwest across the Main Portion of the Deposit

Figure 6-7 and Figure 6-8 illustrate a typical stratigraphic column through a Wodgina main lode and Cassiterite pegmatite dike respectively.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 36

Source: Sweetapple, 2001
Figure 6-7: Generalized Stratigraphic Column from the Cassiterite Pit

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 37

400 200 0
(ppm)
Li2O wt%
0.12
1.19
1.19
0.86
1.82
2.45
0.54
3.40
1.98
1.80
1.97
0.69
1.59
0.07
0.08
106
107
108
109
110
111
112
113
114
115
116
117
118
119
120
121
Weakly foliated metabasalt, with tensional carbonate veinlets < 0.5 cm wide. Sharp contact with ~ 1 cm wide exomorphic biotite margin
~10% coarse-very coarse grained spodumene, partly altered; minor very coarse grained K-feldspar, fine grained albite-quartz ± muscovite
~10-25% coarse-very coarse grained spodumene, minor coarse- very coarse grained blocky anhedral white K-feldspar, fine gr. qtz > alb ± muscovite matrix. Spodumene may display pull-apart structures, and is rarely altered; colour is lilac to green tinted. ~1-3% greenish disseminated muscovite. Trace fine-medium grained columbite-tantalite.
~10% coarse-v. coarse spodumene, locally altered; matrix of fine grained albite > quartz ± muscovite; coarse to very coarse grained K-feldspar
~33% aligned coarse spodumene, matrix is fine grained quartz >> albite; minor fine muscovite
Fine grained albite, with minor medium grained spodumene.
~10-33% seriate medium-very coarse grained pale green spodumene, locally aligned, some pull-apart structures. Matrix fine grained quartz > albite,< 1-2% muscovite. ≤ 1% fine-medium grained pink garnet.
Fine grained spodumene, with banded fine grained albite-quartz-muscovite
Metasomatised metadolerite, cut by pegmatite veinlets
~15-40% seriate medium-very coarse grained pale green spodumene, altered toward footwall contact. Matrix of fine grained quartz-albite, 1-2 % fine grained muscovite. Up to 15% coarse grained K-feldspar. Xenoliths toward contact.
Metadolerite host unit, weakly foliated, with fine grained exomorphic biotite metasomatism ± fine-medium grained garnet ± black tourmaline, associated with cm-scale quartz-albite pegmatite veinlets, partly concordant with foliation.
SnO2
Nb2O5
Ta2O5
Fine grained albite (sugary texture typical)
Medium to coarse grained quartz (in albite)
Fine grained quartz dominated matrix
Medium to very coarse grained spodumene
Partly altered spodumene
Relic altered spodumene
Coarse to very coarse grained (perthitic) microcline
Fine to medium grained muscovite (white micas)
Metadolerite xenolith
Fine grained equigranular spodumene
Exomorphic biotite
Layering in fine grained units
Fine to medium grained garnet

Source: Sweetapple, et al., 2017
Figure 6-8: Generalized Stratigraphic Column Through Cassiterite Pegmatite Dike

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 38
7Exploration
7.1Exploration Work (Other Than Drilling)
All exploration work is currently performed via drilling. SRK is not aware of additional surveys (geochemical, geophysical, etc.) which have been performed over the Wodgina site by or on behalf of the registrant.
7.2Exploration Drilling
Exploration drilling which is utilized in the geological interpretation and resources is summarized in the sub-sections below. There are numerous drillholes pre-1990 that are not utilized as part of any mineral resource determination and lack detailed descriptions or documentation. During SRK’s review, these drillholes were excluded due to lack of confidence, therefore these historical holes have been excluded from this report.
7.2.1Drilling Type and Extent
Drilling at the Wodgina property has historically been dominated by RC drilling methods. In addition to RC, both diamond drilling (DDH) and rotary air-blast (RAB) methods have been utilized in a limited capacity for specific purposes such as preliminary exploration, metallurgical, or geotechnical data collections. A summary of recently completed drilling campaigns on the Wodgina property is presented in Table 7-1.
Drilling in the Cassiterite area has been carried out by a number of drilling contractors and by a variety of different methods over the years. Drilling carried out by the Pan West JV included 3,825 m of air track: 1,145 m of RC drilling and 204 m of DDH.
Under GAM, who operated the property in the late 1990’s, six development-drilling programs have been completed at the Cassiterite pit. The first, in 1996, involved a track mounted RC rig completing a 3,464 m drilling program, a resource extension program during 1998 to 99 comprised 17,586 m of RC drilling and 2,225 m of DDH, a further resource extension program in 2001 comprised 18,694 m of RC drilling, A RC infill-drilling program in the Tinstone area commenced in February 2002 and totaled 5,432 m, further resource drilling was conducted in 2002/03 consisting of 12,805 m of RC drilling. As a result of this program, an infill-drilling program was carried out which targeted the East Ridge mining area, totaling 2,948 m.
Additional resource drilling, completed in March 2004, consisted of 3,866 m of RC drilling and later infill drilling for a total of 12,930 m. The 2004 drill campaign was designed to extend the resource to the south of Tinstone, as well as determine the extent of the pegmatite sheets adjacent to the old Wodgina pit, north of the Cassiterite mining area. This drilling was conducted by a track-mounted RC drill rig and consisted of 3,866 m. The drilling to the south of Tinstone highlighted a significant extension of the Tinstone pegmatite sheets and was subsequently infill-drilled by two drill rigs (wheel and track-mounted) for a total of 12,930 m.
Concurrent with this drilling, an infill-drilling program was also being carried out in the Cassiterite area aimed at better defining the nature of the pegmatite sheets. This drilling consisted of 8,984 m.
In 2005, further RC drilling was undertaken to determine the limits of the South Tinstone pegmatite to the south, as well as systematically infill the main Cassiterite area to achieve at least a 25 m x 25 m

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 39
pattern. Selected areas within the Cassiterite area were drilled to 25 m x 12.5 m to provide data for an assessment of the effects of closer spaced drilling. This drilling included 8,458 m of wheel-mounted RC drilling in Cassiterite and 2,220 m in South Tinstone. In addition to this, 1,017.5 m and 382.7 m of DDH was conducted in the Cassiterite and Tinstone areas respectively. The drilling allowed further detail to be placed on the pegmatite physical geology model. The resultant model was used as the basis of an optimization study to allow a revised pit design and schedule to be produced.
A two-staged RC drilling program was undertaken between July and October of 2006. The first stage was aimed at completing the 25 m x 25 m grid-based grade control drilling, targeting the deeper portions of the resources that lay within the pit designs associated with the 2006 optimization study. The second stage involved scout resource evaluation of the known extensions to resources outside and down dip of the resources inside the pit design. A total of 7,898 m was drilled from 86 holes. The drilling allowed for the updating and refinement of the 2006 physical geology model of the deposit, as well as further spatial grade definition within the pegmatite sequence. The refinement was the basis of the 2007 MRE. The second stage exploratory RC drilling program consisted of 1,138 m drilled from five holes.
A small metallurgical and geotechnical focused DDH program was completed in 2006 in the Cassiterite and Mount Tinstone (Tinstone) pits and totaled 1,518.7 m of HQ3 core.
In 2008, an infill RC drilling program was carried out in the Tinstone and Cassiterite pits (Figure 7-1). The total program involved 1,914 m of drilling for 47 holes and was planned to target gaps in geological understanding at relatively shallow depths (less than 80 m) relevant to the pit floor level development at the time. The program was based within the resource models of the Tinstone and Cassiterite areas.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 40
Source: GAM, 2010
Figure 7-1: Magnet Drilling Hydro 150 Drilling RC in the Cassiterite Pit (During 2008)

August and September of 2010 saw the completion of a further RC infill drilling program, with the intent of improving the understanding of the spatial dispersion and grades of the pegmatites in the resource model between the mine grid sections 20400N to 20800N of the Cassiterite pit. The general strategy of the program was to provide an improved reconciliation of tonnes and grade for future mining in this area. In all, 27 RC holes were drilled for a total of 2,024 m.
After the property was acquired by MARBL, a RC drilling program of 245 holes was conducted between September 2016 and July 2017 for a total of 61,825 m. MRL directed RC drilling was carried out using a face sampling hammer and a 142 mm diameter bit. Blasthole drilling was carried out with Atlas Copco BH rigs using a 140 mm diameter bit. No additional resource drilling has been completed on the property since 2018.
During 2018, MRL conducted a shallow drill program to assess potential resources in the tailings storage facilities (TSF). The TSF’s have been drilled on a nominal 50 m x 50 m pattern with an Open Hole Percussion Atlas Copco D65 drill rig (Figure 7-2). Hole diameter is nominally 165 mm. While this program has previously been utilized in disclosing mineral resources in the TSF (MRL, 2019), SRK notes that the lack of metallurgical testwork provided precludes definition of this material as a Mineral Resource herein.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 41
Source: Widenbar and Associates, 2018
Figure 7-2: Atlas Copco D65 Drill Rig

Table 7-1: Recent Drilling Campaigns on the Wodgina Property

Year	Type	Length (m)	Areas
1996	RC	3,464	Cassiterite
1998	RC	17,586	Cassiterite
1998	DDH	2,225	Cassiterite
2002	RC	5,432	Tinstone
2002	RC	12,805	Tinstone and Cassiterite
2002	RC	2,948	Cassiterite
2004	RC	3,866	Cassiterite
2006	RC	7,898	Cassiterite
2008	RC	1,914	Tinstone and Cassiterite
2010	RC	2,024	Cassiterite
2016	RC	61,825	Cassiterite
2018	RC	6,197	TSF
Source: SRK, 2023 (modified after Widenbar, 2018)

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 42
Collar and Downhole Survey
Historic collar locations were surveyed by a differential global positioning system (dGPS) which achieves an accuracy of ± 0.01 m. All downhole survey data was converted to Wodgina Mine Grid and corrected for magnetic declination. The grid system is MGA Zone 51 (GDA94) for horizontal data and AHD (based on AusGeoid09) for vertical data.
For pre-2008 RC drilling programs, downhole surveying was conducted using a single shot Eastman downhole camera, equipped with a high-dip compass for all vertical holes. For diamond holes, survey shots were taken every 20 m and at the end of hole. The RC holes had camera shots taken at either 40 m or 50 m intervals, as well as at the end of hole. All camera shots were taken inside the 6 m stainless steel starter rod.
For the 2010 and 2012 RC drilling, all except for a few collapsed holes were gyro surveyed to compare the data. Gyro-derived data was recorded at the surface and 5 m intervals downhole to the end of the hole. Ultimately, the gyro-surveyed data was accepted as the most-accurate of the downhole surveys and was adopted into the database to project the drillhole strings.
During the 2017 and 2018 drilling program, all except for a few collapsed holes were surveyed using a north-seeking gyro survey tool. Gyro-derived data was recorded at the surface and random intervals downhole to the end of the hole. Reflex North seeking (NS) gyros were used to survey both vertical and inclined drillholes. Ultimately, the NS gyro-surveyed data was accepted as the most-accurate of the downhole surveys and this data was adopted into the database. Drillhole collars were surveyed by MRL Wodgina mine surveyor on a campaign basis using RTK dGPS.
7.2.2Drilling, Sampling, or Recovery Factors
Pre-2016, Li2O data on the Wodgina property was obtained from re-analysis of historical samples and rejects stored onsite. Drilling, sampling, and analyses were originally focused on tantalum resources prior to 2016.
Prior to 2008, RC chip samples were collected at 1 m intervals and split with a riffle splitter. RC samples were split with a cone splitter after 2008, to produce a sub-sample of 3 to 5 kilograms (kg) for analysis. Sieved chips from the RC drilling were logged geologically at 1 m intervals, with information recorded including lithology, color, mineralogy, grain size, texture, alteration, structure, weathering, and hardness. Sample condition and recovery also were noted for each meter. Chips were collected in pre-numbered chip trays and after logging, stored in an exploration sea container at the Wodgina mine site.
Similar to RC chips, diamond core was logged geologically at 1 m intervals except at lithological boundaries. Lithology, color, mineralogy, grain size, texture, alteration, structure, weathering, and hardness were noted, furthermore diamond core was orientated and logged for geotechnical qualities, core recovery, rock quality designation (RQD), fractures count per m, and structures were recorded. Sampled core was photographed (dry and wet) and weighted for density calculation.
Samples have also been collected from the MRL drilling campaign conducted between July 2016 and August 2018. An RC rig-mounted cone splitter was used, with samples falling through an inverted cone splitter, splitting the sample into a 90/10 ratio. A 10% off-split is retained in a calico bag. The 90% split residue is stored on the ground. All pegmatite intercepts were sampled at 1 m

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 43
intervals plus 2 m of adjacent waste was sent for laboratory analysis (discussed in Section 8 of this report).
Historical sample recoveries are near 100% in the pegmatite, sample loss occurs in shear zones and occasionally on contacts. Most loss is recorded at the start of holes, near collars. MRL noted recoveries consistently at 80%. There is a low probability of preferential loss of sample having an effect on the grade of pegmatites. RC recoveries are recorded as a percentage based on visual and weight estimates of the sample.
When moist or wet ground conditions were experienced in historical drilling, the cyclone was washed out between each sample and run further to ensure no inter-sample contamination. The drill rig had a dust collection system that involved the injection of water into the sample pipe before the sample reached the cyclone. This water injection prevented fines from being lost out of the top of the cyclone. This system was employed to minimize dust fines being released into the atmosphere in the work area and to minimize the possibility of the sample being biased by the loss of the lighter minerals such as quartz, feldspar, and mica, thus potentially concentrating the heavier minerals such as tantalite.
RC chips were dried at 100°C. All samples below approximately 4 kg were pulverized in LM5’s to nominally 85% passing a 75-micron (μm) screen. The few samples generated above 4 kg were crushed to less than 6 mm and riffle split first prior to pulverization.
Drill core samples are also collected sequentially in pre-numbered sample bags after cutting with a diamond saw. The integrity and continuity of the core string is maintained by reassembling the core in the tray. If any apparent geological discontinuities are noted within or at the end of core runs these are resolved by the logging geologist.
All HQ3 core pegmatite intercepts were quartered lengthwise using a diamond core-saw, with one quarter of the core for the pegmatite intercepts sent for X-ray fusion (XRF) analysis. Selected intervals of most of the pegmatite intercepts (in the HQ3 core) were then sampled as half-core for metallurgical analysis.
All NQ2 core was geologically logged and split lengthwise into half core using a diamond core-saw, with half core samples sent for XRF analysis.
All diamond drill core assay samples were taken at regular 1 m intervals or at smaller intervals to conform to logged pegmatite contacts.
Commercially prepared certified reference materials (CRM) were inserted amongst the drill samples.
MRL 2018 Drill report:
A nominal 2 to 3 kg RC sample was collected for each meter. Samples were collected using a static cone splitter mounted below the cyclone; the material falling through the cone splitter was split in 90/10 ratio. A 10% off-split was retained in a pre-numbered calico bag with the remaining residue collected in buckets and dumped on the ground in sequence adjacent to the hole for logging.
All pegmatite intercepts were sampled at 1 m intervals along with 2 m into the footwall and hangingwall of adjacent waste and delivered to the Nagrom Laboratory of 49 Owen Road, Kelmscott, WA (Nagrom) for analysis. Samples outside the pegmatite except adjacent waste were not assayed.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 44
After geological logging of NQ core, a sample spreadsheet was created with the sample intervals at 1 m in pegmatite zones adjusted by lithological contacts on footwall and hanging wall plus approximately 2 m of waste on each side were sampled. The core was cut in half, put in pre-numbered calico bags, and delivered to the Nagrom for analysis. Samples outside the pegmatite except adjacent waste were not assayed.
Widenbar 2017
In March-April 2016, a program was instituted to retrieve as many RC pulp samples as possible from storage on the Wodgina property and re-assay the pegmatite zones for Li2O. Li2O has been assayed by ICP at Nagrom.
GAM 2013
Sample preparation is routinely undertaken at the internal Wodgina site laboratory.
Received samples less than 2 kg are rejected and extra sample material (if available) is routinely requested. Samples are oven dried, weighed, crushed to -5 mm, with a rotary split 1 kg then pulverized to minus 100 micron and a final 100 g split passed to assay preparation (Figure 7-3).
A 3 g sample measured by electronic scale is submitted using LODIL protocol with high grade samples (0.75 g) rerun using PEAKA protocol.
As far as can be determined since 2006, all samples have been assayed by XRF for a consistent 36 elements at either the Wodgina or Greenbushes laboratory. During this time period, Li2O was not analyzed. No documentation is available for accreditation of either the Wodgina or Greenbushes site laboratories during 2013.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 45
Source: Dolbear, 2012
Figure 7-3: GAM Sample Preparation Flow Sheet

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 46
7.2.3Drilling Results and Interpretation
Drill results are presented in this TRS as summary data used in support of the declared mineral resources. As the property contains mineral resources at IA study level, individual drillhole results are not considered material in nature and thus not presented in this section.
An interpretation via cross section is shown in Figure 7-4. This southeast-looking section shows drilling, topography, and major lithology types.
Source: SRK, 2021
Figure 7-4: Southeast Looking Oblique Section showing Drilling Colored by Li2O Grade and Geological Model on the Wodgina Property.

7.3Hydrogeology
SRK has summarized the current perspective on hydrogeology from MRL-provided reports on the Wodgina property.
The Wodgina area is a fractured rock environment, with groundwater resources being associated with bedrock aquifers including major fault systems, fractured rocks, and well-developed weathering profiles (Burton, 2018).
Zones of brittle deformation develop enhanced porosity and permeability, and can receive, store, and transmit water. Areas of relatively unfractured bedrock dominate the sub-surface and form boundaries to the water resources stored in fractured zones.
Minor aquifers also occur in localized alluvium and colluvium in drainage lines and, in some areas, may support groundwater dependent vegetation (e.g., along the Turner River). These aquifers are thin, readily drained, and have limited storage capacity. They host the water table near the drainage lines and drain vertically into underlying fractured rock aquifers.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 47
The retention of runoff water in the alluvial aquifers from intense rainfall events forms an important recharge mechanism for the fractured rock aquifers as the hydroperiod (i.e., the period of saturation) for the streams and alluvial aquifers is likely to directly affect the quantity of recharge available to the fractured rock aquifer (Burton, 2018).
Borefields used for water supply at Wodgina target fractured quartz veins (Old and North borefields) and contact zones between ultramafics, quartzites, and conglomerate (Breccia borefield) (Burton, 2018). All three borefields develop fractured rock aquifers and the most reliably and higher yielding bores are associated with deeper fractured zone intersections (Burton, 2018).
Various hydrogeological studies and groundwater monitoring have been undertaken in the Wodgina area over the past two decades. Hydrogeological studies to date have focused on the identification and management of either: (a) groundwater resources to support mining operations; or (b) groundwater levels to inform decisions on potential dewatering of iron ore deposits.
Groundwater monitoring has been undertaken in accordance with Western Australian Department of Water and Environmental Regulation (DWER) license conditions e.g., TSFs (most recently TSF3), the eastern waste landform (EWL), borefields (Old, North and Breccia), and the wastewater treatment plant.
Depth to groundwater varies considerably across the Wodgina area as a result of major faulting and fractured rock aquifers being interspersed with impermeable bedrock. This is evidenced by recent exploration drilling undertaken by MARBL within and adjacent to the Cassiterite pit. The locations of holes where water was recorded during recent drilling activities are shown in Figure 7-5.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 48

673500
674000
674500
675000
7657000
7656500
7656000
7655500
N
0 50 100 200 300 400
Meters
GDA 1994 MGA Zone 50
Cassiterite Pit Expansion Boundary
WLRC0081
WLRC0060
EWL Access Haul Road
Stage 3 Pit Shell
WLRC0011
WLRC0010
WLRC0016
WLRC0003
WLRC0002
Eastern Waste Landform Expansion Boundary
Legend
Drilling Locations
Proposed Disturbances
Orthophoto: Georeferenced Image "Wodgina_15cm_Dec2017.ecw"

MINERAL RESOURCES

WODGINA LITHIUM PROJECT

Authored: S. Pigozzo

Figure 6: Exploration Drilling Locations

Date: May 2018

A4

Source: MRL, 2018
Figure 7-5: Drillhole Locations of Noted Groundwater

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 49
Five of these holes (WLRC0002, WLRC0003, WLRC00010, WLRC00011, WLRC00016) shown in Figure 7-5, are located within the active mining area, and the recorded depth to water varies from 3 to 142 m below ground level (mBGL). This places the water table elevation between 197 m AHD and 93.5 m AHD.
Two of these holes (WRLC0081, WRLC0060) are located to the northeast of the active mining area, and the recorded depths of water in these holes are 70 mBGL and 254 mBGL, respectively. These holes are 200 m apart with water table elevations varying between 200 m AHD and 35 m AHD.
The current pit floor elevation of the Cassiterite pit is 140 m AHD. The pit floor is dry except for a small area of water accumulation at the eastern end of the pit floor. Where groundwater has been found in the pit, the relatively minor quantities of water are easily removed by the installation of a sump and pumping of water ex-pit. Currently, this water is stored in the Tinstone pit where it is evaporated.
To the southwest of the Cassiterite pit, Tinstone and South Tinstone pits contain pit lakes that are understood to be associated with interflow rather than groundwater inflow (AECOM, 2011). The bases of these two pits are both approximately 210 m AHD.
To the north of TSF3, data from monitoring bores indicates that the water table occurs at approximately 13 m below ground level. The corresponding water table elevation in this area is approximately 217 m AHD.
Groundwater monitoring is undertaken at Wodgina in association with the borefields, TSFs, EWL, and wastewater treatment plant (WWTP). A series of monitoring bores were previously installed around the toe of the Eastern Waste Landform. These monitoring bores, similarly, to the TSF bores, require monthly reporting on water levels and quarterly reporting on ambient groundwater quality, and will continue to be monitored for any analytical signs that acid production is occurring within the waste landform.
Groundwater data for the EWL monitoring bores is only in its infancy for WLPL, monitoring has only taken place since September 2017. Locations of groundwater monitoring bores are shown in Figure 7-6.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 50

673000
674000
675000
676000
7660000
7659000
7658000
7657000
7656000
7655000
N
0 45 90 180 270 360
Meters
GDA 1994 MGA Zone 50
EWL-a
EWL-b
EWL-k
EWL-j
EWL-i
EWL-h
Legend
DWER Monitoring Bores
WWTF Monitoring Bores
TSF 3 Monitoring Bores
EWL Monitoring Bores
Proposed Disturbance
Cassiterite Pit Expansion
EWL Expansion
Recently Approved 2017-2018
Pre-2017 Disturbance

MINERAL RESOURCES

WODGINA LITHIUM PROJECT

Figure 7: Groundwater Monitoring Locations

A3

Date: May 2018

Georeferenced Orthophoto: 'Wodgina_Oct2016_MGA50_15cm.ecw'

Author: S. Pigozzo

Source: MRL, 2018
Figure 7-6: Groundwater Monitoring Locations

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 51
7.4Geotechnical Data, Testing and Analysis
As the majority of drilling at Wodgina is conducted using RC methods, geotechnical data and analyses have been primarily conducted based on the existing open pit via pit mapping and observations by third party consultants. Two geotechnical drillholes have been completed: DGET-0604 and -0605 in the Cassiterite pit though their positions are considered sub-optimal for rock mass conditions and intersecting major structures. Numerous geotechnical mapping and structural data collection campaigns haven been completed in the 2000s. Data collected and utilized in pit design analyses include stereo plot and pit structural data.
Pells Sullivan Meynink (PSM), engineering consultants out of West Perth, WA have provided a recent geotechnical review which is summarized in this section. The PSM report summarized observations from pit inspections including key pit hazards as illustrated in Figure 7-7.
SRK notes all geotechnical data are based on pit mapping with no drilling, analytical or laboratory tests due to the general use of RC drilling methods on the property.
Source: PSM, 2017
Figure 7-7: Pit Geotechnical Hazards

7.5Property Plan View
The plan view of the property is presented in Figure 7-8. This figure illustrates the Property topography and locations of drillholes.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 52
Source: SRK, 2020
Figure 7-8: Plan Map of the Wodgina Property Showing All Drillhole Traces

7.6Exploration Target
Exploration potential exists within the Wodgina property for additional pegmatites with the majority of these area having been drill-tested as previously described. SRK is not aware of additional exploration targets that are relevant to the Wodgina property.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 53
8Sample Preparation, Analysis and Security
8.1Sample Preparation, Assaying and Analytical Procedures
Sample preparation is completed at the Wodgina site. RC drill chips were dried at 100°C. All samples below approximately 4 kg were pulverized in LM5’s to nominally 85% passing a 75 μm screen. Samples generated above 4 kg were crushed to less than 6 mm and riffle split first prior to pulverization. Samples are then crushed and split through a riffle splitter for samples greater than 2.5 kg. In this case, samples are all approximately 200 g, so samples are simply sorted, dried, and pulverized to P80 at 75 µm.
Analytical testing is performed using a combination of inductively coupled plasma (ICP) and X-ray fluorescence (XRF) by Nagrom. Nagrom is an independent laboratory with no affiliation with the Wodgina property or MARBL and is ISO9001:2008 accredited. Table 8-1 below presents analyzed elements, units, and detection limits.
Table 8-1: Elements, Units and Detection Limits for Analyses Conducted by Nagrom Laboratory

Element	Method	Units	Detection Limit
Li2O	ICP005	ppm	10
Al2O3	XRF007%		0.001
CaO	XRF007%		0.001
Cr2O3	XRF007%		0.001
Fe	XRF007%		0.001
K2O	XRF007%		0.001
MgO	XRF007%		0.001
MnO	XRF007%		0.001
Na2O	XRF007%		0.001
P	XRF007%		0.001
S	XRF007%		0.001
SiO2	XRF007%		0.001
TiO2	XRF007%		0.001
V2O5	XRF007%		0.001
Ta2O5	XRF007%		0.001
Nb2O5	XRF007%		0.001
Sn	XRF007%		0.001
LOI1000	TGA002%		0.01
Rb	ICP005	ppm	1
Cs	ICP005	ppm	1
Source: MRL, 2018

Lithium had not been analyzed for the Wodgina site prior to 2016, as the operation was previously focused on the production of tantalum. The majority of Li2O data that is used in the mineral resource calculation has been obtained from the re-assay of historical pulps supplemented with RC and DDH drilling in 2018. SRK notes the potential for sample degradation of historical pulps. Despite this risk, any hydration or alteration of pulps is considered minimal due to the pulps being stored in watertight sea containers onsite. SRK has not inspected the sample storage or monitored the sample submission process.
The site is security-controlled by MRL with all samples stored on-site. Digital data are maintained by MRL.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 54
8.2Quality Control Procedures/Quality Assurance
Field duplicates from RC drilling were collected from the second sample port of the cone splitter, for diamond tails another half of the sampled core was used, at a rate of 1:20; (sample numbers ending in 00, 20, 40, 60, and 80 were assigned as duplicates) however, only field duplicates within the interval determined to be sampled at 1 m intervals (nominally the pegmatite intersection plus 2 m either side) were submitted for assaying. The majority of field duplicates, which were assayed, are from within the pegmatite intervals. Certified standard samples were inserted for RC/DDH by the supervising geologist at the rate of two standards per 100 samples (2%). SRK notes duplicates are inserted at a frequency consistent with industry standards while insertion of CRMs is considered well below acceptable QC standards along with no blanks used as part of the overall QA/QC program.
Widenbar (2018) described the QA/QC program as follows:
The original RC pulps were subject to stringent QA/QC and laboratory preparation procedures and are considered reliable for the purposes for which they are being used.
Two standards were initially submitted at the rate of approximately 1 in 11 samples, and internal laboratory repeats, and splits have been assayed at a rate of 1 in 10. Recent MRL QA/QC protocols used for the RC drill samples included the insertion of one of three types of CRMs at an incidence of 1 in 36, and the repeat analysis of field duplicate samples at an incidence of 1 in 20. Lab protocols included duplicate analysis at an incidence of 1 in 20 and pulp repeat analysis at an incidence of 1 in 20.
Five CRM standards were utilized as part of the QC program in 2018. Performance charts are provided for key elements. CRM performance varied summarized at:
•High grade AMISO339 showed a high bias for Li2O (%) and minor increasing trend for Fe2O3 from analyses (Figure 8-1)
•Moderate grade AMISO340 showed a low bias for Li2O (%) and high bias for Fe2O3 (%) from analyses (Figure 8-2)
•Lower grade AMISO343 showed a minor high bias for Li2O (%) from analyses (Figure 8-3)

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 55

Wodgina - Control Chart AMIS0339 Li%
LAB VALUE OF STANDARD Li%
+3 SD : UPPER CONFIDENCE LEVEL
+2 SD : UPPER WARNING LEVEL
+1 SD
EXPECTED MEAN CENTRE LINE
-1 SD
-2 SD : LOWER WARNING LEVEL
-3 SD : LOWER CONFIDENCE LEVEL
Li% Grade
2.600
2.500
2.400
2.300
2.200
2.100
2.000
1.900
1.800
1.700
KM-1706-027177
KM-1611-023320
KM-1611-023474
KM-1611-023616
KM-1612-023738
KM-1701-024167
KM-1701-024244
KM-1701-024336
KM-1701-024338
KM-1701-024487
KM-1702-024593
KM-1702-024734
KM-1702-024829
KM-1701-024371
KM-1702-024596
KM-1702-024599
KM-1702-024788
KM-1702-024831
KM-1702-024890
KM-1702-025089
KM-1703-025333
KM-1703-025132
KM-1703-025491
KM-1704-026308
KM-1703-025732
KM-1705-026418
KM-1704-026193
KM-1704-026197
KM-1705-026603
KM-1705-026758
KM-1705-026731
KM-1707-027722
KM-1706-027427
KM-1707-027600
KM-1707-027712
KM-1706-027200
KM-1704-025935
KM-1803-032384
KM-1806-034165
KM-1807-034885
KM-1807-035040
KM-1808-035742
Batch # (in time order)

Source: MRL, 2021
Figure 8-1: CRM AMISO339 Control Performance Chart - Li2O (%)

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 56

Wodgina - Control Chart AMIS0340 Li%
1.80
1.70
1.60
1.50
1.40
1.30
1.20
1.10
Li% Grade
LAB VALUE OF STANDARD Li%
+3 SD : UPPER CONFIDENCE LEVEL
+2 SD : UPPER WARNING LEVEL
+1 SD
EXPECTED MEAN CENTRE LINE
-1 SD
-2 SD : LOWER WARNING LEVEL
-3 SD : LOWER CONFIDENCE LEVEL
KM-1706
KM-1611
KM-1611
KM-1612
KM-1701
KM-1701
KM-1701
KM-1702
KM-1701
KM-1702
KM-1702
KM-1702
KM-1703
KM-1702
KM-1704
KM-1704
KM-1705
KM-1704
KM-1705
KM-1706
KM-1705
KM-1707
KM-1706
KM-1707
KM-1705
KM-1806
KM-1807
KM-1807
KM-1809
Batch # (in time order)

Source: MRL, 2021
Figure 8-2: CRM AMISO340 Control Performance Chart - Li2O (%)

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 57

Wodgina - Control Chart AMIS0343 Li%
Li% Grade
0.85
0.80
0.75
0.70
0.65
0.60
0.55
LAB VALUE OF STANDARD Li%
+3 SD : UPPER CONFIDENCE LEVEL
+2 SD : UPPER WARNING LEVEL
+1 SD
EXPECTED MEAN CENTRE LINE
-1 SD
-2 SD : LOWER WARNING LEVEL
-3 SD : LOWER CONFIDENCE LEVEL
KM-1610-022971
KM-1611-023244
KM-1611-023337
KM-1611-023475
KM-1611-023618
KM-1612-023849
KM-1701-024243
KM-1701-024284
KM-1701-024396
KM-1701-024486
KM-1702-024588
KM-1702-024673
KM-1702-024735
KM-1701-024257
KM-1701-024372
KM-1702-024589
KM-1702-024598
KM-1702-024788
KM-1702-024812
KM-1702-024980
KM-1703-025333
KM-1703-025539
KM-1703-025440
KM-1704-025901
KM-1704-026166
KM-1705-026396
KM-1704-026298
KM-1704-026164
KM-1705-026698
KM-1705-026702
KM-1705-026730
KM-1706-027424
KM-1707-027605
KM-1706-027262
KM-1707-027559
KM-1707-027712
KM-1709-029049
KM-1703-025614
KM-1803-032372
KM-1804-032975
KM-1807-034742
KM-1807-034801
KM-1807-034913
KM-1807-035153
KM-1808-035298
Batch # (in time order)

Source: MRL, 2021
Figure 8-3: CRM AMISO343 Control Performance Chart - Li2O (%)

Prior to MARBL taking ownership of the property in 2016, all analyses and QC were conducted using a combination of the Wodgina and Greenbushes laboratories with QC samples incorporating standards, repeats, duplicates, and split samples but no blanks. One in twenty samples are riffle split in the laboratory and a split created which is analyzed along with the original sample.
As an extension of the quality control procedures, when operational, the Wodgina laboratory periodically participate in round-robin exercises whereby samples are randomly selected and assayed by the Wodgina laboratory, Greenbushes laboratory, and one or two other commercial laboratories. The results from each laboratory are compiled and compared.
SRK notes that QA/QC documentation does not exist prior to 2013. Therefore, all analytical data obtained prior to 2013 is considered to have a lower confidence due to the inability to track, manage, and mitigate potential issues and errors associated with preparation and analysis. SRK has incorporated the lack of QA/QC in pre-2013 drilling data into consideration in the classification of mineral resources.
8.3Opinion on Adequacy
It is the opinion of SRK that, based on documentation, the original sampling, preparation, and analyses were performed in a reasonable manner consistent with industry standards. The majority of historical drilling lack industry standard QA/QC. The analytical data that forms the basis of the mineral resource was primarily sourced from RC sample rejects collected during tin/tantalum exploration drilling across the property, further supported by focused lithium drilling in 2018. Based

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 58
on a review of the data and historical documentation, it is the opinion of SRK that the fundamental data are adequate for the reporting of mineral resources with the various factors related to data confidence being considered during classification.
It is SRK’s opinion that utilizing historical metallurgical recovery data (as discussed in Section 10) from production is adequate for the disclosure of mineral resources in the Cassiterite area. However, the lack of metallurgical testing, mineralogy, and analyses on the property increases the risk of predictive recovery which is key for mineral reserve estimation. Further work is required before confidence in this modifying factor is adequate for disclosure of mineral reserves.
8.4Non-Conventional Industry Practice
The analytical data for the assessment of the Wodgina property’s mineral resources does not include any non-conventional testing. All analyses were performed using industry standard procedures and testing by a combination of independent laboratory for Li2O and both internal and external labs for historical data.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 59
9Data Verification
9.1Data Verification Procedures
SRK performed a variety of data validation and verification procedures to assess the quality of underlying data associated with the Wodgina property. Procedures include:
•Check of database against assay certificates.
•Visual validation of logging and analytical data in relation to historical models.
•Statistical validation of analytical data.
9.2Limitations
SRK reviewed 37,534 unique samples from laboratory assay certificates from MARBL during August 2020 for comparison to the drillhole database. The following items represent findings from the validation of all received assay certificates.
•There are 34,552 unique samples in the drillhole assay database compared to 37,534 in the laboratory certificates. The discrepancy is due to drilling data outside the Cassiterite block model area of interest.
•SRK was able to successfully match 28,640 assay certificates to the drillhole assay database.
•5,912 samples in the drillhole assay database do not have certificates.
•Each sample in the assay database has 18 values (columns or elements) resulting in a total of 515,520 (18 x 28,640) possible value matches between the certificate files and the assay database. SRK was able to match 513,363 values between the certificate files representing an error rate of 0.4%.
•No collar or downhole survey verification was conducted.
•No independent duplicate analytical work was conducted.
SRK notes use of historical drilling data in the mineral resource calculation which contain a variety of uncertainties. These relate to a lack of QA/QC on historical analytical data, lack of collar and downhole survey on historical drilling, a variety of logging, and a historical lack of focus on Li2O utilizing pulp re-assay for a portion of the database.
9.3Opinion on Data Adequacy
It is SRK’s opinion that the database is acceptable for use in determining mineral resources with the variety of identified potential concerns being accounted for in resource classification. Further recommendations on future drilling and analyses are presented in section 23 under Recommendations.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 60
10Mineral Processing and Metallurgical Testing
There are limited metallurgical analyses from drilling in the Cassiterite pit and there is no data in the North Hill area of the Wodgina property. SRK notes that MARBL operated the Cassiterite pit for lithium production from 2016 through 2019 thus demonstrating metallurgical recovery from mining areas. For the purposes of this report, a 65% metallurgical recovery has been applied based on historic processing averages from mining in the Cassiterite pit (pers. comm, MRL, 2020).
The lack of mineral processing and metallurgical testing in the North Hill area is accounted for in Mineral Resource classification. There is no metallurgical testing from samples obtained from the TSF, and SRK has not conducted a MRE for this disclosure. MRL has previously disclosed mineral resources for the TSF in their JORC code disclosure.
It is SRK’s opinion that utilizing historic metallurgical recovery data from production is adequate for the disclosure of mineral resources in the Cassiterite area. However, the lack of metallurgical testing, mineralogy, and analyses on the property increases the risk of predictive recovery, which is key for Mineral Reserve estimation. It is the QP’s opinion that further work is required before confidence in this modifying factor is adequate for disclosure of Mineral Reserves.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 61
11Mineral Resource Estimates
The basis for the mineral resource estimate is unchanged from the previous TRS. The mineral resource statement disclosed in this section has been updated from the prior year based on site topography as of 31 December 2022, with differences due to mining depletion only.
The following subsections summarize the key assumptions from the 2020 resource model which forms the basis of the mineral resource statement.
11.1Geological Modeling
SRK constructed a geological model based on general lithology and structural data obtained from MARBL in September 2020, supplemented with publicly available reports and maps. The previous geological model was completed by Widenbar and Associates in October 2018 (Widenbar, 2018) and included 3D wireframe modeling of pegmatite based on drilling interpretation and historical sheet-like dike assumptions.
The 2020 SRK geological model incorporated regional and local lithology with historical structural mapping to provide an updated interpretation of the pegmatite geometry and include pegmatite dike host lithology which is believed to materially affect the mineralogy, chemistry, and rheology of the dikes. The MARBL-provided drilling database was reviewed with logging codes grouped into broad lithotypes for modeling purposes. The large variety of recent and historical drilling was grouped into the following lithology codes:
•Overburden and fill material
•TSF – tailings storage facility fills from historic processing
•Saprolite
•Mafic dikes
•Pegmatite dikes
•Metasedimentary units
•Schist
•Mafic volcanics
•Banded iron formation (BIF)
•Granitoid intrusives
SRK noted that historical drilling and logging showed inconsistency in both codes and interpretation requiring the broad grouping of lithotypes. SRK grouped logging codes based on documentation to provide a reasonable basis for 3D modeling, but it is possible that these groupings could be refined or reinterpreted with additional supporting data. It is SRK’s opinion that additional work should be performed to improve the lithotype grouping and domaining that may require re-interpretation of historical logging.
Using Leapfrog Geo software, the grouped lithologies were modeled in 3D accounting for mapped regional faulting and folding. The interpretation is primarily based on regional and local geological mapping by the GSWA and internal documents of previous operators. Multiple fault-bound geological sub-models were generated incorporating the Tinstone pit, Cassiterite pit, and North Hill area due to the distinct individual nature of rock types and structural boundaries. A plan view of the lithostratigraphic model is shown in Figure 11-1.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 62

Source: SRK, 2020
Figure 11-1: Plan View Map of the Wodgina Lithology Model (Overburden and Fill Removed)

11.2Structural Interpretation and Modeling
The structural interpretation of the Wodgina property was updated as part of the 2020 modeling process due to a general lack of structural modeling in previous work. Historically, a shallowly dipping pegmatite swarm was interpreted in the Cassiterite area based on limited historical pit mapping. Reviewing historical GSWA mapping (Figure 11-2), the presence of drag folding, thrust faulting, and the regional synclinal form was largely ignored in the prior interpretation. Therefore, an updated conceptual structural model (Figure 11-3) was required to account for local in-pit complexity, offsetting mapped dikes, and the changing geometry of dikes hosted within the schist domain of North Hill compared to the metasedimentary-hosted pegmatites observed in the Cassiterite pit. Based on the various data provided by MARBL supplemented with publicly available information,

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 63
SRK generated an updated structural interpretation (Figure 11-4) for use in the 2020 geological model update. A simplified cross section from NNE to SSW (Figure 11-5) shows how the nature of pegmatite emplacement and geometry is affected based on host lithology between the North Hill area and the Cassiterite pit.

Historic evidence of drag folding in the Mt. Cassiterite pit area.
Second or third order folding
Approximate extent of the Mt. Cassiterite Pit
Map modified after Blockley (1980), The Tin Deposits of Western Australia
WEST WODGINA
Rock Hole Lode
WODGINA
Tantalite Lode
Many dragfolds
Mount Cassiterite
MOUNT TINSTONE
Terra Nova
Neilsons
Qc
Amu
Amt
Amb
Amc
Agl
Td
Ts
Sn
Ta
Be

Source: Blockely, 1980 – annotated by SRK, 2020
Figure 11-2: Regional Structural Geology Interpretation

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 64

Source: SRK, 2020
Figure 11-3: Schematic Structural Cross Section in the Wodgina Area

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 65
Source: SRK, 2020
Figure 11-4: Cassiterite Pit Structural Interpretation

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 66

Source: SRK, 2020
Figure 11-5: Cross Section of Wodgina Geological Model

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 67
SRK modeled the pegmatite dike domains as separate volumes based on geological interpretations and the differing nature of the pegmatite geometry between the metasedimentary and schist-hosted dikes. The differences between the metasedimentary and schist-hosted dikes includes the following observations:
•Thin and consistently high Li2O grades within metasedimentary hosted dikes compared to thicker and more variable Li2O grades in schist-hosted dikes.
•Different trace chemistries noted in the pegmatites between the two host rocks.
The differences in chemical variability are illustrated in Figure 11-6. Reviewing key elements of Li, Fe, Ta, and Sn show material differences in mean and population distributions suggesting chemical interaction and influence of the host rocks in relation to the pegmatite dike chemistry. SRK notes that traditional trace chemistry used for pegmatite characterization include Be, Cs, and Rb are absent from the MARBL database.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 68

Lithium
Iron
Tantalum
Tin
Mt. Cassiterite
Log li2o_pct Histogram
bound = peg_sed
li2o_pct
count 6663
min 0.010
max 6.185
mean 1.205
stdev 0.918
skewness 0.98
kurtosis 1.00
variance 0.84
CV 0.76
geom mean 0.779
25% 0.467
median 1.074
75% 1.729
Frequency (% of 6663)
li2o_pct (%)
Log fe_pct Histogram
bound = peg_sed
fe_pct
count 23037
min 0.039
max 49.476
mean 2.267
stdev 5.395
skewness 3.96
kurtosis 15.86
variance 29.10
CV 2.38
geom mean 0.799
25% 0.382
median 0.586
75% 1.153
Frequency (% of 23037)
Log ta2o5_pct Histogram
bound = peg_sed
ta2o5_pct
count 20505
min 0.010
max 4.784
mean 0.037
stdev 0.048
skewness 53.84
kurtosis 4980
variance 0.00
CV 1.29
geom mean 0.030
25% 0.018
median 0.028
75% 0.046
Frequency (% of 20505)
ta2o5_pct (%)
Log sn_pct Histogram
bound = peg_sed
sn_pct
count 20537
min 0.010
max 3.772
mean 0.036
stdev 0.042
skewness 52.90
kurtosis 4011
variance 0.00
CV 1.16
geom mean 0.031
25% 0.022
median 0.032
75% 0.044
Frequency (% of 20537)
sn_pct (%)
North Hill
Log li2o_pct Histogram
bound = peg_sch
li2o_pct
count 16511
min 0.010
max 5.640
mean 0.888
stdev 0.884
skewness 1.34
kurtosis 1.71
variance 0.78
CV 1.00
geom mean 0.458
25% 0.177
median 0.563
75% 1.383
Frequency (% of 16511)
li2o_pct (%)
Log fe_pct Histogram
bound = peg_sch
fe_pct
count 20163
min 0.107
max 45.587
mean 1.748
stdev 3.618
skewness 5.39
kurtosis 33.08
variance 13.09
CV 2.07
geom mean 0.998
25% 0.668
median 0.817
75% 1.097
fe_pct (%)
Log ta2o5_pct Histogram
bound = peg_sch
ta2o5_pct
count 12544
min 0.010
max 2.022
mean 0.029
stdev 0.046
skewness 17.79
kurtosis 604.7
variance 0.00
CV 1.60
geom mean 0.020
25% 0.012
median 0.016
75% 0.029
Frequency (% of 12544)
ta2o5_pct (%)
Log sn_pct Histogram
bound = peg_sch
sn_pct
count 11385
min 0.010
max 1.713
mean 0.024
stdev 0.035
skewness 22.79
kurtosis 878.0
variance 0.00
CV 1.45
geom mean 0.019
25% 0.012
median 0.016
75% 0.026
Frequency (% of 11385)
sn_pct (%)

Source: SRK, 2020
Figure 11-6: Differing Elemental Behavior between the Cassiterite and North Hill Areas

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 69
11.3    Key Assumptions, Parameters, and Methods Used
The key assumptions, parameters, and methods used to estimate the quality and quantity of mineral resources are outlined in the following sections. SRK utilized industry standard techniques including data compositing, reviewed the potential for capping of high yield samples, performed exploratory data analysis (EDA) including determining spatial continuity of key economic variables to provide insight into search and estimation parameters.
11.3.1    Compositing
A composite length analysis (CLA) was performed to evaluate implications for various compositing methods and lengths. Due to the mean and median sample length for RC and DDH being approximately 1 m, a 1 m composite using run-length methodology was selected. Composited samples were broken by major lithology including the two dominant pegmatite-hosted domains of PEG_schist and PEG_metased. Figure 11-7 shows original and composited data lengths.

Source: SRK, 2020
Figure 11-7: Histograms of (L) Log Raw Sample Length and (R) Composite Length

11.3.2    Capping
A high yield capping analysis was performed on Li2O values within intervals logged as pegmatite. The capping analysis involved calculating a log probability chart and assessing the statistical impact of upper caps at various values (Figure 11-8). Though minor lithium-bearing minerals are known to be present in the host rock as an alteration halo associated with the emplaced pegmatite dikes, the mineralogy is unknown, and from personal communications with Albemarle staff familiar with the deposit, these altered zones do not contain mineralization of interest. Therefore, no other domains of potential lithium-bearing minerals were analyzed for capping.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 70
With the logged pegmatite units, SRK reviewed potential capping in both the PEG_metased and PEG_schist domains to understand potential differences in high-yield or outlier values. Both domains appear equivalent in regard to potential outliers with the highest composited pegmatite lithium values being 6.19%. The highest yield values between 5.10 and 6.19% Li2O have been capped at 5.10% Li2O to reduce the influence for these high-yield samples. High yield caps applied by domain are shown in Table 11-1.

Source: SRK, 2020
Figure 11-8: Log Probability for Li2O in Pegmatites

11.3.3    Exploratory Data Analysis
EDA was calculated for the major mineralized domains and for primary and secondary variables with economic interest. Summary descriptive statistics were calculated by domain including a variety of graphics including box and whisker plots, histograms, and bivariate statistics (Figure 11-9 though Figure 11-11).

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 71

Source: SRK, 2020
Figure 11-9: Summary Descriptive Statistics by Logged Lithology Type

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 72
Source: SRK, 2020
Figure 11-10: Box and Whisker Plots for Li2O for (L) all Lithologies and (R) Pegmatite Domains

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 73

Source: SRK, 2020
Figure 11-11: Histogram of Li2O Distribution for (L) Schist-Hosted and (R) Metasediment-Hosted Pegmatites

11.3.4    Spatial Continuity
The spatial continuity was determined by calculating semi-variograms for key economic variables by domain. Variograms were calculated per domain for the metasedimentary and schist domains which contain the majority of Li2O mineralization on the property. The modeled west mafic volcanic block utilized the spatial continuity data from the schist domain while Tinstone domain used variography from the metasedimentary domain. These two domains are deemed of secondary importance and contain limited data to generate reliable variograms.
Figure 11-12 to Figure 11-15 provide the modeled variography for Li2O and Fe as the primary economic variables on the Wodgina property.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 74
Source: SRK, 2020
Figure 11-12: Modeled Semi-Variogram for Li2O in the Metasedimentary Domain

Source: SRK, 2020
Figure 11-13: Modeled Semi-Variogram for Li2O in the Schist Domain

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 75
Source: SRK, 2020
Figure 11-14: Modeled Semi-Variogram for Fe in the Metasedimentary Domain

Source: SRK, 2020
Figure 11-15: Modeled Semi-Variogram for Fe in the Schist Domain

The interpretations of spatial continuity between the two major domains show similar nugget effects but materially different ranges for Li2O between the two separate host rock types of the pegmatite dikes. The metasedimentary hosted pegmatites show longer ranges with more gradual variance when compared to the schist-hosted pegmatites in the North Hill area.
Iron variability shows similar yet inverse ranges in pegmatites hosted in the two primary rock types. In the metasedimentary hosted pegmatites of the Cassiterite area show near omni-directional behavior with relatively short ranges of continuity while Fe in the schist-hosted pegmatites of the North Hill area show materially longer ranges of continuity. The Fe nugget effect in the schist domain is relatively higher compared to the metasedimentary-hosted pegmatites suggesting greater inherent variability.
11.3.5    Estimation and Search Neighborhood
Resource estimation was performed in Leapfrog Geo and Maptek’s Vulcan software. Grade interpolation is based on hard boundaries within the pegmatite lithology broken down into two separate domains based on host lithology type. Estimation methodology is a combination of Ordinary

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 76
Kriging (OK) and inverse distance weighting squared (IDW2). Additionally, a nearest neighbor (NN) estimate was performed for validation purposes only.
A multi-pass method of estimation was utilized to aid in preliminary classification determination with each pass increasing the search size while reducing the limitations on number of samples and drillholes. The result has each block coded by which pass was used for estimation thus aiding in visualizing block volumes of increased confidence in the first and second passes compared to the larger and more relaxed criteria of the third pass.
The search neighborhood was selected based on modeled variogram interpretations, iterative processes of search criteria variation, and the resulting output OK quality estimates for Kriging efficiency (KE) and slope of regression (SoR).

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 77
Table 11-1: Variography Parameters for the 2020 Resource Block Model

Variable	Domain	Pass	Variable Orientation	Estimation Method	Ellipsoid			Samples			Octants	Outlier Restrictions	Block Discretization
					Major	Semi-Major	Minor	Min	Max	Max per DH
Li2O	Metased	1	yes	OK	80	70	20	4	10	3	No	None	5,5,5
Li2O	Metased	2	yes	OK	150	150	40	3	10	2	No	None	5,5,5
Li2O	Metased	3	yes	IDW2	300	300	50	3	8	2	No	None	5,5,5
Li2O	Schist	1	yes	OK	100	100	20	4	10	3	No	5.1	5,5,5
Li2O	Schist	2	yes	OK	175	175	40	3	10	2	No	5.1	5,5,5
Li2O	Schist	3	yes	IDW2	300	300	50	3	10	2	No	None	5,5,5
Li2O	Tinstone	1	yes	OK	100	100	20	4	10	2	No	None	5,5,5
Li2O	Tinstone	2	yes	OK	200	200	40	3	10	2	No	None	5,5,5
Li2O	Tinstone	3	no	OK	300	300	60	3	8	2	No	None	5,5,5
Li2O	West Mafic	1	yes	OK	100	100	20	4	10	3	No	5.1	5,5,5
Li2O	West Mafic	2	yes	OK	175	175	40	3	10	2	No	5.1	5,5,5
Li2O	West Mafic	3	yes	IDW2	300	300	50	3	8	2	No	None	5,5,5
Source: SRK, 2020

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 78
Secondary elements were estimated in the pegmatite domain but not used for the economic evaluation of the project. These secondary elements include: As, K2O, Na2O, S, and Ta2O5. Though not directly utilized for mineral resource determination, these elements may be considered useful for other aspects of the operation.
Each secondary element was estimated using composited drilling data in the same manner as Li2O and Fe. Estimation was into the hard domain of pegmatite by host lithology. The estimation criteria for each secondary element are the same:
•IDW squared was used as the estimation method
•A search ellipsoid of 300 m x 300 m x 75 m was used
•A minimum of four samples and a maximum of eight samples with a maximum of two composites per drillhole was used
•SRK used variable anisotropy based on the same pegmatite sub-domain as Li2O and Fe
Bulk density was coded into the resource block model based on host lithology of the domain. Table 11-2 provides the bulk density value assigned to each lithology.
Table 11-2: Assigned Bulk Density in Resource Block Model

Lithology Type	Sub-Domain	Bulk Density
pegmatite	Cassiterite area	2.73
pegmatite	North Hill area	2.80
pegmatite	Mafic volcanics	2.73
schist	n/a	2.96
metasediments	n/a	2.96
mafic volcanics	n/a	2.96
Source: SRK, 2021

11.4    Reasonable Prospects for Economic Extraction
The CoG used is 0.5% Li2O, which is based on historical CoG assumptions and remain unchanged from the previous TRS.
An economic pit shell was used to constrain mineral resource classification. The parameters used for construction of the economic pit shell include:
•Price: US$584/t of 6% concentrate at mine gate
•Processing and G&A Costs: US$23/t of processed mineralized material
•Mining Cost: US$2.85/t moved base mining cost (from elevation 300) and US$0.03/t moved incremental cost per 10 m bench resulting in average US$3.40/t mining cost.
•Mass Yield Equation: (Li2O% * metallurgical recovery) / concentrate grade
oLi2O% = lithium grade in percent
oMetallurgical recovery = 65%
oConcentrate grade = 6%
SRK notes that assumptions used in the determination of the CoG and economic pit shell are based on a combination of historical data provided by MARBL and current trends in the lithium market. The underlying economic assumptions remain unchanged from the previous TRS. A more detailed market study and contractual pricing is planned for future refinements to the economic assumptions at the Wodgina property.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 79
11.5    Resource Classification and Criteria
The mineral resources have been classified as Indicated and Inferred based on the SEC S-K 1300 definitions for mineral resource classification. The following criteria were used by SRK for classification:
Indicated Mineral Resources
The criteria used to determine Indicated mineral resource includes:
•Pegmatite mineralization hosted within the historically mined metasedimentary domain in the Cassiterite area
•Mean distance between drillholes is less than 100 m
•Drillholes geologically logged
•Li2O data meets minimum requirements for internal QA/QC
•Located within the economic pit shell of 0.7% Li2O
•Material above the 0.5% Li2O CoG
•Within the QP-created volumes for Indicated mineral resources
Inferred Mineral Resources
The criteria used to determine Inferred mineral resources includes:
•Pegmatite mineralization hosted within either the metasedimentary or schist domains of the Cassiterite and North Hill area respectively
•Mean distance between drillholes is greater than 100 m
•Li2O data meets minimum requirements for internal QA/QC
•Located within the economic pit shell of 0.7% Li2O
•Material above the 0.5% Li2O CoG
•Within the QP-created volumes for Inferred mineral resources.
SRK notes the mineral resource classification is assigned accounting for the current geological understanding of the deposit, drilling data and spacing, continuity of mineralization, the general lack of metallurgical and mineralogical data, predominant use of RC drilling that may result in smearing of grades, poorly logged geology, a lack of a detailed structural model in a deposit largely controlled by structure, the nature of pulp re-assay being the primary source of lithium geochemical data, analytical quality control, and uncertainty associated with bulk density determination. The Indicated resources are restricted to the Cassiterite area due to the history of economic mining and processing of the metasedimentary-hosted pegmatite dikes.
11.6    Uncertainty
The mineral resources have been classified to account for the assessed risk and uncertainty associated with the site geology, structure, grade continuity, fundamental data confidence, and tonnage conversion factors. SRK has identified the areas of key uncertainty as follows:
Metallurgical Recovery of Li2O from Pegmatites in the North Hill Area
Due to the general lack of mineralogical and metallurgical data in the North Hill area, there is uncertainly related to the metallurgical recoverability of Li2O from the pegmatite dikes in this area. No historical mining or processing has occurred in North Hill. The host rock type is different from the

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 80
Cassiterite area, the dikes show a different geometry, and the limited trace geochemical data show differences suggesting different mineralogy. Therefore, mineral resources in this area have been classified as Inferred to reflect this uncertainty.
Lack of Detailed Structural Model
The pegmatites at the Wodgina property are largely thought to be structurally controlled, yet no structural model exists to aid in predicting dike location. Historical drilling has failed to generate sufficient structural data and therefore all current interpretations are based on regional mapping, historical pit mapping, and a legacy structural assumption. A deposit featuring structurally hosted mineralization with poor understanding of structure represents uncertainty in accurately predicting tonnages and grade on the Wodgina property. This has been a feature of previous Wodgina estimates, which incorporated limited information and made more generalized assumptions on continuity, thereby resulting in a different interpretation.
Lack of Confidence in Lithology Logging
RC drilling has largely been used to characterize the Wodgina deposit. The RC drilling method is occasionally problematic as it may dilute or smear grades if diligence is not taken during regular sampling procedures. Additionally, samples are ground chips which are notoriously difficult to log for detailed lithology and no structural information can be measured. In reviews of data, geological logging shows inconsistencies across the property. This lack of robust geological logging data and potential for sample dilution and/or smearing represents a minor risk and introduces uncertainly in fundamental data used to determine mineral resources.
Reliance on Historical Sample Pulps for Lithium Assays
Historically, the Wodgina property was operated for tantalum while lithium was not directly assayed. Starting in the mid-2010s, MARBL initiated a program of re-assay of historical lab rejects/pulps to gather Li2O data. These data comprise the majority of analytical data supporting mineral resources. There is uncertainty as to the condition of historical pulps, potential degradation of minerals, and other items based on long-term site storage. SRK considers this risk to be relatively minor but is accounted for in the overall assessment of uncertainly in mineral resources.
Complex Nature of the Deposit
Lithium-bearing pegmatite dikes at the Wodgina property are highly variable in grade, thickness, and continuity. With limited DDH drilling, poor structural understanding, and inconsistent geological logging from RC chips, the ability to predict grades and volumes of continuous pegmatite dikes is considered challenging and uncertain. Additionally, based on historical production at the Tinstone pit, Cassiterite pit, and Wodgina pits across the Wodgina property, the mineralogy and chemistry are materially different within the pegmatite dikes in each pit area suggesting the potential for material differences in pegmatite chemistry over short distances. This variability of pegmatite dike chemistry/mineralogy represents uncertainly in the deposit when detailed geological characterization is not conducted.
Lack of Robust Bulk Density Measurements
Bulk density is poorly measured across lithologies on the Wodgina site, thus resulting in uncertainly associated with tonnage determination.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 81
Variable QA/QC from Historical Data
The majority of pre-2016 analytical data was tested at either the on-site Wodgina laboratory or the company’s internal Greenbushes laboratory, both considered internal laboratories. Limited data are available for the preparation and internal QA/QC on analytical data during this timeframe. Additionally, all drill samples analyzed prior to 2013 were not subject to a QA/QC program. As these data are utilized in the resource for the Wodgina Property, this represents uncertainly in sample collection, preparation, and storage of data. These historical sample pulps were used for all historical Li2O analytical data.
Lack of Metallurgical Data from the TSF Deposit
The TSF represents tailings from historical tantalum operations on the Wodgina property. These materials have been drilled and assayed for Li2O but feature no metallurgical/processing testwork. Tailings represent post-processed material that is finely ground, saturated, and typically exposed at surface for extended periods of time subject to weathering and oxidation. The ability to recover Li2O from the TSF is not assumed until demonstrated by analytical work. Therefore, the TSF is excluded from disclosure as a mineral resource.
11.7    Multiple Commodity Resource
Lithium is the only economic material that is the focus of the Wodgina property. No other commodities are reported.
11.8    Mineral Resource Statement
Mineral resources at the Wodgina property have been determined by SRK during 2020 using the geological model and resource block model data current as of December 31, 2022. Table 11-3 provides the summary Mineral Resource statement for the Wodgina property. The underlying economic assumptions remain unchanged from the previous TRS. The resource block model, mineral resource economic pit, and cut-off grade economic assumptions remain unchanged from December 2021.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 82
Table 11-3: Wodgina Summary Mineral Resources as of December 31, 2022 by SRK Consulting (U.S.), Inc.

Category	100% Tonnes (Mt)	Attributable Tonnes (Mt)	Li2O (%)	Cut-Off (% Li2O)	Mass Yield	100% Concentrate Tonnes at 6.0% Li2O (Mt)	Attributable Concentrate Tonnes at 6% Li2O (Mt)	100% Li Metal in Concentrate (Kt)	Attributable Li Metal In Concentrate (Kt)
Indicated	21.0	12.6	1.36	0.5	14.7%	3.1	1.9	86.2	51.7
Inferred	163.9	98.3	1.12	0.5	12.1%	19.9	11.9	554.3	332.6
Source: SRK, 2023
Notes:
• The Summary mineral resources attributable tonnes reflect Albemarle’s 60% ownership percentage in the Wodgina project.
• The effective date for this mineral resource is December 31, 2022. All significant figures are rounded to reflect the relative accuracy of the estimates.
• Tonnages are presented as million metric tonnes (Mt) with lithium oxide (Li2O) grades presented as percentages.
• The mineral resource estimate has been classified in accordance with SEC S-K 1300 guidelines and definitions.
• Mineral resources on the Wodgina property are contained within the Cassiterite Deposit which comprises the historically mined Cassiterite pit and undeveloped North Hill area.
• Mineral resources are not Mineral Reserves and do not have demonstrated economic viability. Inferred mineral resources have a high degree of uncertainty as to their economic and technical feasibility. It cannot be assumed that all or any part of an Inferred mineral resources can be upgraded to Measured or Indicated mineral resources.
• Metallurgical recovery of lithium has been estimated on a block basis at a consistent 65% based on documentation from historical plant production.
• To demonstrate reasonable prospects for economic extraction of mineral resources, a cut-off grade of 0.5% Li2O is applied to material contained within an economic pit shell based on 65% recoverability assumption, long-term price assumptions of US$584 per tonne (t) at mine gate, variable mining costs averaging US$3.40/t, processing costs and G&A costs totaling US$23/t.
• The mineral resources are constrained by an economic pit shell using an overall 43° pit slope angle, 0% mining dilution, and 100% mining recovery.
• There are no known legal, political, environmental, or other risks that could materially affect the potential development of the mineral resources based on the level of study completed for this property.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 83
11.9    Opinion on Influence for Economic Extraction
It is SRK’s opinion that all identified technical and economic uncertainly related to the Wodgina property can be improved with additional work programs by MARBL. Additional geological and metallurgical characterization is required to address multiple identified uncertainties which are outlined in the Recommendations section of this TRS. Additional work programs are in-progress on the Wodgina property to address these issues including additional drilling and analyses. It is the QP’s opinion that completion of these programs may reduce the risks as currently identified.
Given the geological complexity of the site and known variability associated with pegmatite deposits, even with completed geological characterization studies, there will likely continue to be an intrinsic degree of uncertainty on the property. It is SRKs opinion that this inherent uncertainty can be best managed at the short-term production scale through rigorous programs in blasthole and pit geological characterization.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 84
12Mineral Reserve Estimates
Mineral reserves have not been prepared for the Wodgina property at this time.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 85
13Mining Methods
The mining method at Wodgina is open pit with traditional drill-blast-shovel-haul operation.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 86
14Processing and Recovery Methods
The project is currently at an IA level of study, no details are provided on assumed processing and recovery. It is SRK’s opinion that utilizing historical metallurgical recovery data from production is adequate for the disclosure of mineral resources in the Cassiterite area. However, the lack of metallurgical testing, mineralogy, and analyses across the property increases the risk of predictive recovery, which is key for mineral reserve estimation. Further work is required before confidence in this modifying factor is adequate for disclosure of mineral reserves.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 87
15Infrastructure
The Property hosts a variety of historic infrastructure from previous mining operations. The following information outlines a high-level summary of site infrastructure. The site is in the process of ramping up operations with mining start up commencing in mid-2022.
Equipment, infrastructure, and assets at the Wodgina property include the following:
•Three stage crushing plant capable of sustaining 5.65 Mt/y of ore feed to the Spodumene concentration plant
•Administrative and office buildings
•750-room accommodation camp on the property
•81 km, 10-inch gas pipeline to site
•A power station containing 32 2 MW gas gensets totaling 64 MW
•Three mature and reliable water bore fields with minimal contaminant removal required
•All weather airstrip capable of landing an A320 jet aircraft
•Extension of TSF3 for future tailing storage
•The Property is accessible via sealed, all-weather roads. Roads onsite are maintained dirt roads.
15.1Power, Water and Pipelines
The Wodgina property has a dedicated 10-inch natural gas pipeline which runs from the Pilbara Energy pipeline to the property. The pipeline feeds the site power station consisting of 32 generator sets of 2 MW each for a total capacity of 64 MW. The natural gas pipeline was upgraded from a 4-inch to a 10-inch pipe in 2019.
Water is obtained from three dedicated water bore fields located on the property.
A series of monitoring bores are installed around the toe of the EWL. These monitoring bores require monthly reporting on water levels and quarterly reporting on ambient groundwater quality and will continue to be monitored for any analytical signs that acid production is occurring within the waste landform.
Groundwater data for the EWL monitoring bores is only in its infancy for WLPL, monitoring was conducted from September 2017 through closure of the operation in November 2019. Data collected for these bores in the last year of operation has been compared against ANZECC livestock drinking water guideline, the only exceedance reported was for TDS, which is consistent with the natural variation in the area.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 88
16Market Studies
There is currently no market study on the Property.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 89
17Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups
The property is at an IA level, no environmental studies, permits, or details are available.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 90
18Capital and Operating Costs
The property is at an IA level, no capital or operating cost estimates are available.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 91
19Economic Analysis
The property is at an IA level, no economic analyses are available.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 92
20Adjacent Properties
The Wodgina property is adjacent to several historical and current mining operations exploited for a variety of elements and commodities. These include properties which have been previously exploited for iron ore, tantalum, and tin.

Source: SRK, 2021
Figure 20-1: Adjacent Mining to the Wodgina Property

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 93
21Other Relevant Data and Information
The Wodgina property re-started operations during mid-2022. Mining and processing are ramping up as of the effective date of this report. Additionally, the QPs note that additional technical work programs are in-process to address some uncertainties and risks as outlined in this TRS.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 94
22Interpretation and Conclusions
Summary interpretations and conclusions by SRK include:
•The geology of the site is complex with documented uncertainty related to interpretated lithology, structure, and pegmatite characterization across the property.
•The North Hill area represents a relatively large tonnage and moderate grade resource with potential for future development, but is poorly characterized with no metallurgical, mineralogical, structural, or detailed geological characterization completed.
•Historical mine planning has been performed on outdated geological and structural interpretation for the property.
•There is insufficient metallurgical testing to support disclosure of mineral resources in the TSF, should re-processing of historical tails be investigated.
Material risks and uncertainties associated with the Wodgina property are disclosed in detail in section 11.6. These uncertainties directly affect confidence in the stated mineral resources. SRK notes that there have been significant adjustments to the historical publicly disclosed resources on the basis of revisions to the geological model, the assessment of reasonable prospects for economic extraction, and uncertainty addressed through amended classification.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 95
23Recommendations
23.1Recommended Work Programs
Based on the documented uncertainties associated with the geology and metallurgical recovery, SRK recommends the following work programs:
•Diamond drilling across the North Hill and Cassiterite deposits including detailed structural measurements, mineralogy, and geochemical assay.
•Detailed mineralogical and metallurgical testing program across the deposit area to confirm recovery assumptions.
•Detailed structural measurements compiled into a 3D structural model of the property to aid in interpretation of the mineralized pegmatites.
•Re-logging of historic drilling for improved geological data confidence.
•Determination and modeling of potentially deleterious materials including Fe, clays, micas, and sulfides.
•Updated geological modeling, resource estimation, and reporting of mineral resources accounting for all findings from drilling and other studies.
•Updated economic assumptions and input parameters for CoG determination and an economic pit shell update.
•Conduct metallurgical testwork of tailings materials to assess recoverability and economic viability.
•Conduct testing or commence twin drilling of previous holes to demonstrate the reliability of the historical pulp data supporting the Li assays using mineral resource calculations.
•The project should advance to Pre-Feasibility Study (PFS) levels of development with accompanying technical study of relevant modifying factors of the mineral resource.
SRK notes that MARBL is currently undertaking a drilling program to address some of these issues on the Wodgina property. Ongoing drilling and technical study should be considered mandatory for future Wodgina project development and continued operation.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 96
24References
Department of Mines and Petroleum (DMP), 2023, Government of Western Australia – Dept. of Mines and Petroleum – Tenement and land database. Digital download on 15 February 2023 at https://geoview.dmp.wa.gov.au/geoview/?Viewer=GeoView.
Department of Primary Industries and Regional Development (DPIRG), 2021. Government of Western Australia, information obtained from website: https://www.wa.gov.au/organisation/department-of-primary-industries-and-regional-development.
Geological Survey of Western Australia (GSWA), 2001, Wodgina Geological Mapping at 1:100,000, Geological Survey of Western Australia, Sheet 2655.
Global Advanced Metals, 2010, Wodgina Mineral Resource Estimate – December 2010, Wodgina Tantalum Operations. Internal GAM company report, December 2010, report by G. Oakley and the Quantitative Group.
Huston, D.L., Blewett, R.S., Sweetapple, M., Brauhart, C., Cornelius, H, and Collins, P.L., 2001, Metallogenesis of the North Pilbara Granite-Greenstones, Western Australia – A Field Guide. 4th International Archaean Symposium, Geological Survey of Western Australia, Record 2001/11.
MARBL, 2021, MARBL Lithium Operations – License Amendment Supporting Documentation, prepared under Part V of the Environmental Protection Act 1986. Report Reference: ENV-TS-RP-0338, dated 15 November 2021.
Mineral Resources Ltd., 2019, Wodgina Lithium Project, Wodgina Resource Development Drilling Report, May-August 2018. Internal MRL company report, February 2019, report by D. Wojciecheowicz.
Sons of Gwalia, 2007, Mt. Cassiterite Resource Estimate – January 2007, Wodgina Tantalum Operations. Internal SOG company report, March 2007, report by C. Arthur.
Sweetapple, M.T., 2000, Characteristics of Sn-Ta-Be-Li-Industrial Mineral Deposits of the Archaean Pilbara Craton, Western Australia. Geoscience Australia, Australian Geological Survey Organization Record 2000/44.
Sweetapple, M., and Collins, P.L., 2002. Genetic Framework for the Classification and Distribution of Archean Rare Metal Pegmatites in the North Pilbara Craton, Western Australia. Economic Geology, vol. 97, pp 873-895.
Widenbar and Associates., 2018, Wodgina Pegmatites Resource Estimate, October 2018. Report prepared for MRL.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 97
25Reliance on Information Provided by the Registrant
SRK’s opinion contained within this TRS is based upon data and communications provided by the registrant which was validated and deemed appropriate for use. SRK did not collect or analyze any information as part of this TRS but relied entirely on historical records, documentation, and data as provided. SRK used its expertise and experience to determine if public, historical, and provided data was suitable for inclusion in this TRS and made unique interpretations based on this information.
SRK is reliant upon the registrant for all items related to the legality of mineral rights, claims, and approval to mine on the property. SRK are not legal experts and therefore relied entirely on information provided by the registrant to be current and accurate. Additionally, all items disclosed in this TRS related to encumbrances, royalties, or other agreements have been directly provided by the registrant and not validated by SRK.
Table 25-1: Reliance on Information Provided by the Registrant

Category	Report Item/ Portion	Portion of Technical Report Summary	Disclose why the Qualified Person considers it reasonable to rely upon the registrant
Legal Opinion	(Sub-Chapters 3.3 through 3.7: Mineral Title, Claim, Mineral Rights, Lease, or Option Disclosure	Chapter 3	The registrant provided documentation summarizing the legal access and rights associated with all leased surface and mineral rights for the property. This information was reviewed by the registrant’s legal representatives. The Qualified Person is not qualified to offer a legal perspective on MARBL’s surface and title rights but has summarized this document and has had the registrant’s personnel review and confirm statements contained herein.

February 2023

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Wodgina	Page 98

Signature Page

This report titled “SEC Technical Report Summary, Initial Assessment, Wodgina, Western Australia” with an effective date of December 31, 2022, was prepared and signed by:

SRK Consulting (U.S.) Inc.                    (Signed) SRK Consulting (U.S.) Inc.
Dated at Denver, Colorado
February 14, 2023

February 2023